Exhibit 10.33
CREDIT AGREEMENT
by and among
ULTRALIFE CORPORATION,
McDOWELL RESEARCH CO., INC.,
REDBLACK COMMUNICATIONS, INC.,
AND
STATIONARY POWER SERVICES, INC.
and
RBS BUSINESS CAPITAL,
a division of
RBS ASSET FINANCE, INC.
DATED AS OF FEBRUARY 17, 2010

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CREDIT AGREEMENT
THIS CREDIT AGREEMENT, dated as of February 17, 2010, by and between ULTRALIFE CORPORATION, a Delaware corporation (“Ultralife”), McDOWELL RESEARCH CO., INC., a Delaware corporation (“McDowell”), REDBLACK COMMUNICATIONS, INC., a Maryland corporation (“RedBlack Communications”), and STATIONARY POWER SERVICES, INC., a Florida corporation (“Stationary Power Services”, and together with Ultralife, McDowell and RedBlack Communications, each individually a “Borrower” and collectively, the “Borrowers” as hereinafter further defined).
AND
RBS BUSINESS CAPITAL, a division of RBS Asset Finance, Inc., a New York corporation (the “Lender”).
R E C I T A L S :
WHEREAS, the Borrowers have requested that the Lender provide a revolving line of credit facility to the Borrowers for general working capital, general corporate purposes, letter of credit foreign exchange support and to refinance certain existing indebtedness to the Existing Lender (as hereinafter defined); and
WHEREAS, Lender is willing to provide such financing on the terms, and subject to the conditions, set forth in this Agreement;
NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained in this Agreement, and intending to be legally bound, the parties agree as follows:
ARTICLE I
DEFINITIONS
1.01 Certain Definitions. In addition to other words and terms defined elsewhere in this Agreement, the following words and terms have the following meanings, respectively, unless the context otherwise clearly requires:
“Able New Energy – China” means ABLE New Energy Co. Ltd., a company organized under the laws of China.
“Able New Energy – Hong Kong” means ABLE New Energy Co. Limited, a company organized under the laws of Hong Kong.

“Account” means any account, contract right, general intangible, chattel paper, instrument or document representing any right to payment for goods sold or services rendered, whether or not earned by performance and whether or not evidenced by a contract, instrument or document, which is now owned or hereafter acquired by a Borrower.
“Adjusted LIBOR Rate” means, relative to any LIBOR Rate Loan to be made, continued or maintained as, or converted into, a LIBOR Rate Loan for any LIBOR Interest Period, a rate per annum determined by dividing (x) the LIBOR Rate for such LIBOR Interest Period by (y) a percentage equal to one hundred percent (100%) minus the LIBOR Reserve Percentage.
“Administrative Borrower” means Ultralife, in its capacity as Administrative Borrower on behalf of itself and the other Borrowers pursuant to Section 2.04(e) of this Agreement and its successors and assigns in such capacity.
“Affiliate” means any person or entity that is not a Borrower which directly or indirectly controls, or is controlled by, or is under common control with, a Borrower. For each individual who is an Affiliate within the meaning of the foregoing, the term “Affiliate” shall include any other individual related to such Affiliate by consanguinity within the second degree or in a step or adoptive relationship within such second degree or related by affinity with such Affiliate or any such individual, and any person directly or indirectly controlled by any of the foregoing. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” means this Credit Agreement, as amended, modified or supplemented from time to time.
“Bankruptcy Code” shall mean 11 U.S.C. §§ 101 et seq. as the same may be modified or amended from time to time.
“Blocked Account Agreement” shall have the meaning assigned to such term in Section 6.13 of this Agreement.
“Borrowers” means, collectively, the following (together with their respective successors and assigns) (a) Ultralife Corporation, a Delaware corporation; (b) McDowell Research Co., Inc., a Delaware corporation; (c) RedBlack Communications, Inc., a Maryland corporation; (d) Stationary Power Services, Inc., a Florida corporation; and (e) any Person that at any time after the date hereof becomes a Borrower. Each of the Borrowers is sometimes referred to in this Agreement individually as a “Borrower”.
“Borrowing Base” has the meaning assigned to that term in Section 2.03 of this Agreement.

“Business Day” means:
(a)	any day which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in Pittsburgh, Pennsylvania;
(b)
when such term is used to describe a day on which a borrowing, payment, prepaying, or repaying is to be made in respect of any LIBOR Rate Loan, any day which is: (i) neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in New York City; and (ii) a London Banking Day; and

(c)	when such term is used to describe a day on which an interest rate determination is to be made in respect of any LIBOR Rate Loan, any day which is a London Banking Day.
“Capital Expenditure” means any expenditure made or liability incurred which is, in accordance with GAAP, treated as a capital expenditure and not as an expense item for the year in which it was made or incurred, as the case may be.
“Capitalized Lease Obligations” means any amount payable with respect to any lease of any tangible or intangible property (whether real, personal or mixed), however denoted, which is required by GAAP to be reflected as a liability on the face of the balance sheet of the lessee.
“Change of Control” means (a) with respect to the beneficial owners of common shares of Ultralife holding in excess of five percent (5%) of such shares as of the date of this Agreement (based upon Exchange Act filings of beneficial ownership with the U.S. Securities and Exchange Commission), the acquisition of ownership, directly or indirectly, beneficially or of record, by such Person or group, of such shares or other equity interests representing more than 49% of the aggregate ordinary voting power represented by the issued and outstanding common shares or other equity interests of Ultralife; (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any other Person or group (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of common shares or other equity interests representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding common shares or other equity interests of Ultralife or any of its Subsidiaries; or (c) occupation of a majority of the seats (other than vacant seats) on the board of directors of Ultralife or any of its Subsidiaries by Persons who were neither (i) nominated by the board of directors of Ultralife or any of its Subsidiaries nor (ii) appointed by directors so nominated.
“Closing Date” means February 17, 2010, or such other date upon which the parties may agree.
“Code” means the Uniform Commercial Code as in effect on the date of this Agreement, and as amended from time to time, of the state or states having jurisdiction with respect to all or any portion of the collateral granted or assigned to the Lender from time to time under or in connection with this Agreement.

“Collateral” means the “Collateral” granted or assigned to the Lender from time to time under or in connection with this Agreement or any of the Security Agreements.
“Consolidated EBITDA” for any period of determination shall mean (i) the sum of consolidated net income (or loss) (exclusive of extraordinary gains and losses), depreciation, amortization, other non-cash charges to consolidated net income, interest expense and income tax expense minus (ii) non-cash credits to consolidated net income (or loss) of Ultralife and its Subsidiaries, for such period determined on a consolidated basis in accordance with GAAP.
“Consolidated Fixed Charges” shall mean for any period of determination the sum of cash interest expense, cash tax expense, scheduled principal installments on Debt (as adjusted for prepayments), unfunded Capital Expenditures and dividends and other distributions paid during such period, in each case of Ultralife and its Subsidiaries, for such period determined on a consolidated basis in accordance with GAAP.
“Debt” means (i) indebtedness or liability for borrowed money, or for the deferred purchase price of property or services (including third party and intercompany trade obligations) whether such indebtedness or liability is matured or unmatured, liquidated or unliquidated, direct or contingent, and joint or several; (ii) Capitalized Lease Obligations; (iii) current liabilities in respect of unfunded vested benefits under any Plan; (iv) obligations under letters of credit; (v) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any person or entity, or otherwise to assure a creditor against loss; (vi) obligations under any agreement in respect of any rate swap transaction or any other cap, floor, collar or other derivative transaction; (vii) Hedging Obligations (whether owed to the Lender or any Lender Affiliate); and (viii) obligations secured by any lien on property owned by such person or entity, whether or not the obligations have been assumed.
“Eligible Accounts” means an Account, net of any prepayments, progress payments, deposits and retentions, owing to a Borrower which met the specifications established from time to time by the Lender, in its sole discretion, at the time it came into existence and continues to meet such specifications until it is collected in full. As of the date of this Agreement, an Account, to be an Eligible Account, must meet the following specifications at the time it comes into existence and continue to meet such specifications until it is collected in full:
(a)	The Account is not more than ninety (90) days from the date of the invoice therefor;
(b)
The Account arose from the performance of services or an outright sale of goods by such Borrower in the ordinary course of such Borrower’s business and such goods have been shipped, or services provided, to the account debtor and such Borrower has possession of, or has delivered to the Lender, in the case of goods, shipping and delivery receipts evidencing such shipment and, in the case of services, receipts or other evidence satisfactory to the Lender that such services have been provided;

(c)
The Account is not subject to any prior assignment, claim, lien, or security interest, and such Borrower will not make any further assignment of the Account or create any further security interest in the Account, nor permit its rights in the Account to be reached by attachment, levy, garnishment or other judicial process;

(d)
The Account is not subject to set-off, credit, allowance or adjustment by the account debtor, except discounts allowed for prompt payment, and the account debtor has not complained as to its liability on the Account and has not returned, or retained the right to return, any of the goods from the sale of which the Account arose;

(e)
The Account does not arise from a sale of goods that are delivered or to be delivered outside the United States of America, or from a sale of goods to an account debtor domiciled outside of the United States of America, unless such Borrower has arranged letter of credit facilities satisfactory to the Lender;

(f)
The Account arose in the ordinary course of such Borrower’s business and did not arise from the performance of services or a sale of goods to a creditor, supplier, an employee or an Affiliate of such Borrower;

(g)
The Account does not arise with respect to an account debtor from whom fifty percent (50%) or more of the Accounts are more than ninety (90) days from the date of the invoice therefor or are otherwise deemed ineligible in accordance with the eligibility criteria for Eligible Accounts;

(h)
The Account is not an Account with respect to a single account debtor whose Accounts constitute more than thirty five percent (35%) of all Eligible Accounts, provided that the portion of such accounts not in excess of all Eligible Accounts, which otherwise meet the eligibility criteria for Eligible Accounts, shall constitute Eligible Accounts;

(i)	The Account is not evidenced by chattel paper or an instrument of any kind;
(j)
The Account does not arise out of contracts with the United States or any department, agency, or instrumentality of the United States, unless such Borrower has executed any instruments and taken any steps required by the Lender in order that all monies due and to become due under such contracts shall be assigned to the Lender and notice thereof given to the government under the Federal Assignment of Claims Act; provided, however, that the Borrower shall not be required to assign any such Account in an amount less than $250,000 in compliance with the Federal Assignment of Claims Act, provided that (i) each such Account (an “Unassigned US Account”) which otherwise meets all of the specifications to be an Eligible Account shall be an Eligible Account for purposes of this Agreement, and (ii) the aggregate sum of all Unassigned US Accounts shall not at any time exceed $250,000 (whether one or more Unassigned US Accounts);

(k)
The Account is not subject to any other prohibition (under the applicable Law, by contract or otherwise) against its assignment or requiring notice of or consent to any assignment to the Lender, unless all such required notices have been given, all such required consents have been received and all other procedures have been complied with such that such Account shall have been duly and validly assigned to the Lender;

(l)	The Account does not constitute a finance charge or lease receivable;
(m)
The account debtor with respect to such Account is not located in New Jersey or any other state or jurisdiction denying creditors access to its courts in the absence of qualification to transact business in such state of the filing of a Notice of Business Activities Report or other similar filing, unless such Borrower has either qualified as a foreign corporation authorized to transact business in such state or jurisdiction or has filed a Notice of Business Activities Report or similar filing with the applicable state or jurisdiction agency for the then current year;

(n)	No notice of bankruptcy, insolvency or material adverse change of the account debtor has been received by or is known to such Borrower;
(o)	The Account does not arise out of a contract for which such Borrower has provided a performance or other bond;
(p)	The Account has not been factored with, or sold or assigned to, any factoring company; and
(q)	The Lender has not notified the Administrative Borrower that the Lender has determined, in its sole discretion, the Account or account debtor is unsatisfactory.
The Lender may require, in its sole discretion, that certain reserves be established against certain Accounts from time to time.

“Eligible Inventory” means raw material inventory and finished goods inventory which is owned by a Borrower, which is subject to the Lender’s perfected first priority lien and security interest as provided in a Security Agreement executed and delivered by such Borrower and which is not subject to a prior security interest held by a third party and which meets the specifications established by the Lender in its sole discretion from time to time. As of the date of this Agreement, Eligible Inventory shall not include:
(a)	any of such Borrower’s finished goods inventories not held for sale or held pursuant to a consignment sale, bill and hold, guaranteed sale, sale or return or similar arrangement;

(b)	any of such Borrower’s work-in-progress inventories;
(c)	any of such Borrower’s stores and supplies, solvents and spare and machine maintenance parts used in the general operations and maintenance of the machinery and equipment of such Borrower;
(d)	inventory-in-transit or inventories not otherwise in such Borrower’s possession at an Eligible Location;
(e)	inventory produced in violation of the Fair Labor Standards Act and subject to the “hot goods” provision contained in 29 U.S.C. § 215(a)(1);
(f)	inventory determined by the Lender, in its sole discretion, to be slow moving, obsolete, damaged or not currently usable or salable in the ordinary course of such Borrower’s business; or
(g)
any of such Borrower’s inventories allocated or identified to purchase orders or contracts received from any customer of such Borrower, as to which inventories such customer has filed or intends to file UCC Financing Statements or to otherwise perfect a security interest; or

(h)	the Lender has not notified the Administrative Borrower that the Lender has determined in its sole discretion, that the inventory is unsatisfactory.
The Eligible Inventory shall be valued, for the purposes of this Agreement, at the lower of cost (determined on a first-in-first-out basis) or market value.
“Eligible Inventory Sublimit” means a sublimit established by the Lender, in its sole discretion, from time to time to limit the maximum amount of the Revolving Credit Loans which may be made based on the Eligible Inventory. As of the date of this Agreement, the Eligible Inventory Sublimit is equal to Twelve Million Five Hundred Thousand Dollars ($12,500,000).
“Eligible Locations” means Ultralife’s premises located at 2000 Technology Parkway, Newark, New York 14513, and any other location as to which a Borrower has delivered a landlord’s or bailee’s waiver satisfactory to Lender in its sole discretion.
“Environmental Laws” means any federal, state or local laws, ordinances, rules, regulations or policies, including permits, judicial and administrative orders, judgments, consents, decrees issued, or entered into, governing or relating to the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974 as in effect as of the date of this Agreement and as amended from time to time in the future.

“Event of Default” means any of the Events of Default described in Section 8.01 of this Agreement.
“Excess Availability” means, as of the date of determination, the maximum amount of Revolving Credit Loans that would be available to the Borrowers, as determined by the Lender by subtracting the Revolving Credit Usage as of such day (including any Revolving Credit Loans made or to be made, and Letters of Credit issued or to be issued, as of such day) from the Borrowing Base as of such date.
“Exchange Act” shall mean the Securities Exchange Act of 1934, together with all rules, regulations and interpretations thereunder or related thereto.
“Existing Lender” means JP Morgan Chase Bank, N.A., as administrative agent, and the lenders party to that certain Amended and Restated Credit Agreement dated as of January 27, 2009.
“Fixed Charge Coverage Ratio” shall mean the ratio of (i) Consolidated EBITDA for the four (4) fiscal quarter period ending as of the date of determination, to (ii) Consolidated Fixed Charges; provided, however, that (x) for the fiscal period ending March 28, 2010, the Fixed Charge Coverage Ratio shall be tested based on the two (2) fiscal quarter period ending on that date, (y) for the fiscal period ending June 27, 2010, the Fixed Charge Coverage Ratio shall be tested based on the three (3) fiscal quarter period ending on that date, and (z) for the fiscal period ending September 26, 2010 and each fiscal quarter thereafter, the Fixed Charge Coverage Ratio shall be tested based on the four (4) fiscal quarter period ending on the date of determination.
“GAAP” means generally accepted accounting principles (as such principles may change from time to time) applied on a consistent basis (except for changes in application in which the Borrowers’ independent certified public accountants concur).
“Guarantors” shall mean all of, and “Guarantor” shall mean any one of, as the context may require, each Subsidiary, and each other Person, that becomes a Guarantor after the date hereof pursuant to this Agreement. As of the date of this Agreement, there are no Guarantors.
“Guaranty Agreements” shall mean any Guaranty Agreement which may in the future be executed and delivered to the Lender by any Subsidiary pursuant to the terms of this Agreement, as each such agreement may be amended, modified or supplemented from time to time.
“Hazardous Materials” shall mean (a) asbestos in any form; (b) urea formaldehyde foam insulation; (c) transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyl in excess of fifty (50) parts per million; or (d) any other chemical, material, air pollutant, toxic pollutant, waste, or substance that is regulated as toxic or hazardous or exposure to which is prohibited, limited or regulated by the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Clean Air Act, and the Clean Water Act, or any amendment thereto, or any other federal, state, county, regional, local, or other governmental authority or which, even if not so regulated, may or could pose a hazard to the health and safety of the occupants of the Property or the owners of property adjacent to the Property and is either (i) present in amounts in excess of that permitted or deemed safe under applicable law or (ii) handled, stored or otherwise used in any way that is prohibited or deemed unsafe under applicable law.

“Hedging Contracts” means, interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, foreign exchange agreements, currency swap agreements, cross-currency rate swap agreements, currency option agreements or any other agreements or arrangements entered into between one or more of the Borrowers and the Lender and/or a Lender Affiliate (or another financial institution acceptable to Lender) and designed to protect the Borrowers against fluctuations in interest rates or currency exchange rates.
“Hedging Obligations” means, with respect to a Borrower, all liabilities of such Borrower to the Lender or any Lender Affiliate under Hedging Contracts.
“Interest Payment Date” means, relative to any LIBOR Rate Loan having an LIBOR Interest Period of three months or less, the last Business Day of such LIBOR Interest Period, and as to any LIBOR Rate Loan having an LIBOR Interest Period longer than three months, each Business Day which is three months, or a whole multiple thereof, after the first day of such LIBOR Interest Period and the last day of such LIBOR Interest Period.
“Issuing Bank” means a Lender Affiliate in its capacity as issuer of Letters of Credit issued by it as described in Section 2.05 of this Agreement.
“LA Interest Payment Date” means, initially, the 15th day of March, 2010, and thereafter the day of each succeeding month which numerically corresponds to such date or, if a month does not contain a day that numerically corresponds to such date, the LA Interest Payment Date shall be the last day of such month.
“LA Interest Period” means, with respect to any LIBOR Advantage Loan, the period commencing on (and including) the date hereof (the “Start Date”) and ending on (but excluding) the date which numerically corresponds one month later, and thereafter, each one month period ending on the day of such month that numerically corresponds to the Start Date. If an LA Interest Period is to end in a month for which there is no day which numerically corresponds to the Start Date, the LA Interest Period will end on the last day of such month. Notwithstanding the date of commencement of any LA Interest Period, interest shall only begin to accrue as of the date the initial LIBOR Advantage Loan is made hereunder.
“LA Margin” means 4.50% (450 basis points) per annum.
“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.
“L/C Application” means an application form or forms for issuances and amendments of standby or commercial documentary letters of credit as shall at any time be in use at the Lender.

“L/C Commitment” means the commitment of the Lender to issue Letters of Credit from time to time under Section 2.05 in an aggregate outstanding amount at any time not to exceed on any date the lesser of (i) Five Million Dollars ($5,000,000.00), and (ii) the aggregate availability, as determined by Section 2.03 of this Agreement; provided that the L/C Commitment is a part of the Revolving Credit Commitment, rather than a separate, independent commitment.
“L/C Obligations” means at any time the sum of, without duplication, (i) the aggregate undrawn face or stated amount of all Letters of Credit then outstanding, plus (ii) the amount of all unreimbursed drawings under all Letters of Credit, plus (iii) the aggregate amount of the Borrowers’ unpaid obligations in respect to all Letters of Credit (whether or not outstanding) under this Agreement and the LC-Related Documents, including any indebtedness, liability or obligation of any kind whatsoever, however arising, whether present or future, related or unrelated, fixed or contingent, or paid, incurred, or arising in connection with any Letters of Credit (including any drafts or acceptances thereunder), all amounts charged or chargeable to the Borrowers or by the Lender (or by any correspondent bank which opens, issues or is involved with such Letter of Credit), including any and all charges, expenses, fees and commissions, and all duties and taxes and costs of insurance which may pertain either directly or indirectly to such Letter of Credit.
“L/C – Related Documents” means the Letters of Credit, the L/C Applications and any other document relating to any Letter of Credit, including any standard form documents used by the Lender for letter of credit issuances.
“Lease Obligation” means an obligation of a lessee under a lease of any tangible or intangible property (whether real, personal or mixed), including, without limitation, with respect to any period under any such lease, the aggregate amounts payable by such lessee to or on behalf of the lessor for such period, including, without limitation, property taxes, insurance, interest and amortized charges which such lessee is required to pay pursuant to such lease. Whenever it is necessary to determine the amount of Lease Obligations for any period with respect to which any of the rentals under the relevant lease are not definitely determinable by the terms of the lease, all such rentals will be estimated in a reasonable amount for such period.
“Lender” means RBS Business Capital, a division of RBS Asset Finance, Inc., a New York corporation, with an office at 525 William Penn Place, Mailstop 153-2470, Pittsburgh, Pennsylvania 15219.
“Lender Affiliate” means Citizens Bank, N.A., or any affiliated banking institution of Citizens Bank, N.A. which (i) provides cash management and operating account services to the Borrowers as described in Section 6.13; (ii) issues Letters of Credit as described in Section 2.05 of this Agreement; or (iii) is a party to a Hedging Contract.
“Letters of Credit” has the meaning assigned to such term in Section 2.05 of this Agreement.

“LIBOR Advantage Loan” shall mean any loan or advance for which the applicable rate of interest is based upon the LIBOR Advantage Rate.
“LIBOR Advantage Rate” means, relative to any LA Interest Period, the offered rate for delivery in two London Banking Days of deposits of U.S. Dollars for a term coextensive with the designated LA Interest Period which the British Bankers’ Association fixes as its LIBOR rate as of 11:00 a.m. London time on the day on which such Interest Period commences. If the first day of any Interest Period is not a day which is both a (i) Business Day, and (ii) a London Banking Day, the LIBOR Advantage Rate shall be determined by reference to the next preceding day which is both a Business Day and a London Banking Day. If for any reason the LIBOR Advantage Rate is unavailable and/or the Lender is unable to determine the LIBOR Advantage Rate for any LA Interest Period, the Lender may, at is discretion, either: (a) select a replacement index based on the arithmetic mean of the quotations, if any, of the interbank offered rate by first class banks in London or New York with comparable maturities or (b) accrue interest at a rate equal to the Prime Rate plus the LIBOR Margin as of the first day of any Interest Period for which the LIBOR Advantage Rate is unavailable or cannot be determined.
“LIBOR Interest Period” means, relative to any LIBOR Rate Loan:
(i)
initially, the period beginning on (and including) the date on which such LIBOR Rate Loan is made or continued as, or converted into, a LIBOR Rate Loan pursuant to Section 2.04 of this Agreement and ending on (but excluding) the day which numerically corresponds to such date one, three or six months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in each case as the Administrative Borrower may select in its notice pursuant to Section 2.04 of this Agreement; and

(ii)
thereafter, each period commencing on the last day of the next preceding LIBOR Interest Period applicable to such LIBOR Rate Loan and ending one, three or six months thereafter, as selected by the Administrative Borrower by irrevocable notice to the Lender pursuant to Section 2.04 of this Agreement;

provided, however, that
(a)	at no time may there be more than ten (10) LIBOR Interest Periods in effect with respect to the LIBOR Rate Loans;
(b)	LIBOR Interest Periods commencing on the same date for LIBOR Rate Loans comprising part of the same advance under this agreement shall be of the same duration;
(c)
LIBOR Interest Periods for LIBOR Rate Loans in connection with which the Borrowers have or may incur Hedging Obligations with the Lender or a Lender Affiliate shall be of the same duration as the relevant periods set under the applicable Hedging Contracts;

(d)
if such LIBOR Interest Period would otherwise end on a day which is not a Business Day, such LIBOR Interest Period shall end on the next following Business Day unless such day falls in the next calendar month, in which case such LIBOR Interest Period shall end on the first preceding Business Day; and

(e)	no LIBOR Interest Period may end later than the termination of this Agreement.
“LIBOR Rate” means, relative to any LIBOR Interest Period, the offered rate for deposits of U.S. Dollars in an amount approximately equal to the amount of the requested LIBOR Rate Loan for a term coextensive with the designated LIBOR Interest Period which the British Bankers’ Association fixes as its LIBOR rate as of 11:00 a.m. London time on the day which is two London Banking Days prior to the beginning of such LIBOR Interest Period. If such day is not a London Banking Day, the LIBOR Rate shall be determined on the next preceding day which is a London Banking Day. If for any reason the Lender cannot determine such offered rate by the British Bankers’ Association, the Lender may, in its discretion, select a replacement index based on the arithmetic mean of the quotations, if any, of the interbank offered rate by first class banks in London or New York for deposits in comparable amounts and maturities.
“LIBOR Rate Loan” means any loan or advance the rate of interest applicable to which is based upon the LIBOR Rate.
“LIBOR Rate Margin” means 4.50% (450 basis points) per annum.
“LIBOR Reserve Percentage” means, relative to any day of any LIBOR Interest Period, the maximum aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) under any regulations of the Board of Governors of the Federal Reserve System (the “Board”) or other governmental authority having jurisdiction with respect thereto as issued from time to time and then applicable to assets or liabilities consisting of “Eurocurrency Liabilities”, as currently defined in Regulation D of the Board, having a term approximately equal or comparable to such LIBOR Interest Period.
“Lien” means any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature, including, but not limited to, any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.
“Loan” or “Loans” means the Revolving Credit Loans or any loan or advance made by the Lender to the Borrowers under this Agreement.

“Loan Document” or “Loan Documents” mean, singularly or collectively as the context may require, (i) this Agreement, (ii) the Notes, (iii) the Security Agreements, (iv) the UCC-1 financing statements filed in accordance with the Security Agreements, (v) the Patent Security Agreements, (vi) the Trademark Security Agreements, (vii) the Pledge Agreements, (viii) the Negative Pledge – Real Estate, (ix) the Subordination Agreement, and any and all other documents, instruments, certificates and agreements executed and delivered in connection with this Agreement, as any of them may be amended, modified, extended or supplemented from time to time.
“London Banking Day” means a day on which dealings in US dollars deposits are transacted in the London interbank market.
“Material Adverse Change” means any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (b) is or could reasonably be expected to be material and adverse to the business, properties, assets, financial condition, results of operations or prospects of a Borrower, (c) impairs materially or could reasonably be expected to impair materially the ability of the Borrowers to duly and punctually pay or perform its Indebtedness, or (d) impairs materially or could reasonably be expected to impair materially the ability of the Lender, to the extent permitted, to enforce its legal remedies pursuant to this Agreement or any other Loan Document.
“Maturity Date” means, unless accelerated sooner pursuant to the terms of this Agreement, the third anniversary of the Closing Date (or if such date shall not be a Business Day, then the next succeeding Business Day), or such later date to which the Lender may extend the Revolving Credit Commitment in its sole discretion.
“McDowell Research” means McDowell Research Co., Inc., a Delaware corporation, with its chief executive offices located at 2000 Technology Parkway, Newark, New York 14513.
“NOLV Percentage” shall mean the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the amount of the recovery in respect of the Inventory at such time on a “net orderly liquidation value” basis as set forth in the most recent acceptable appraisal of Inventory received by Lender in accordance with Section 6.01(l), net of operating expenses, liquidation expenses and commissions, and (b) the denominator of which is the applicable original cost of the aggregate amount of the Inventory subject to such appraisal.
“Note” or “Notes” mean the Revolving Credit Note and any other note or notes of the Borrowers executed and delivered pursuant to this Agreement, together with all extensions, renewals, refinancings or refundings in whole or in part.

“Obligations” shall mean and include any and all loans, advances, debts, liabilities, obligations, covenants and duties owing by the Borrowers (or any one or more of them) to the Lender or to any other direct or indirect subsidiary or affiliate of the Lender of any kind or nature, present or future (including, without limitation, any interest accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether or not evidenced by any note, guaranty or other instrument, whether arising under any agreement, instrument or document, (including, without limitation, this Agreement and the other Loan Documents) whether or not for the payment of money, whether arising by reason of an extension of credit, opening of a letter of credit, loan, equipment lease or guarantee, under any Hedge Agreement, or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of the Lender’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, including, but not limited to, any and all of any Borrowers’ indebtedness and/or liabilities under this Agreement, the other Loan Documents or under any other agreement between the Lender and any Borrower and any amendments, extensions, renewals or increases and all costs and expenses of the Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of any Borrower to the Lender to perform acts or refrain from taking any action.
“Office,” when used in connection with the Lender, means its office located at 525 William Penn Place, Mailstop 153-2470, Pittsburgh, Pennsylvania 15219, or such other office of the Lender as the Lender may designate in writing from time to time.
“Official Body” means any government or political subdivision or any agency, authority, bureau, central lender, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.
“Other Subsidiaries” means, as of the date of this Agreement, each direct and indirect Subsidiary of Ultralife not a party to this Agreement. As of the date of this Agreement, Able New Energy – Hong Kong, Able New Energy – China, Ultralife UK and Ultralife India are Other Subsidiaries.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Permitted Encumbrances” has the meaning assigned to that term in Section 7.01 of this Agreement.
“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, institution, public benefit corporation, joint venture, entity or government (whether Federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” means any deferred compensation program, including both single and multiemployer plans, subject to Title IV of ERISA and established and maintained for employees of Ultralife or any Subsidiary or any controlled group of trades or businesses under common control as defined respectively in Sections 1563 and 414(c) of the Internal Revenue Code of 1986, as amended, of which Ultralife or any Subsidiary is or becomes a part.
“Pledge Agreements” shall mean all of and “Pledge Agreement” shall mean any one of, as the context may require, (i) the Pledge Agreement dated on or about the date hereof, executed and delivered to Lender by Ultralife relating to the shares of Able Energy-Hong Kong, Ultralife-UK and Ultralife-India; (ii) any supplemental pledge agreements required under the laws of the respective jurisdictions of Able Energy-Hong Kong, Ultralife-UK and Ultralife-India in connection with the Pledge Agreement described in the foregoing clause (i); and (iii) any other Pledge Agreement executed and delivered to Lender by any Borrower, Guarantor or other Person pursuant to the terms of this Agreement, as each such agreement may be amended, modified or supplemented from time to time.
“Potential Default” means any event or condition which with notice or the passage of time would constitute an Event of Default.
“Prime Rate” shall mean a rate per annum equal to the rate of interest announced by the Lender Affiliate in Pittsburgh, Pennsylvania from time to time as its “Prime Rate”. Any change in the Prime Rate shall be effective immediately from and after such change in the Prime Rate. Interest accruing by reference to the Prime Rate shall be calculated on the basis of actual days elapsed and a 360-day year. The Borrowers acknowledge that the Lender may make loans to its customers above, at or below the Prime Rate.
“RedBlack Communications” means RedBlack Communications, Inc., a Maryland corporation, with its chief executive offices located at 44180 Airport View Drive, Hollywood, Maryland 20636.
“Revolving Credit Commitment” means Thirty Five Million Dollars ($35,000,000).
“Revolving Credit Loans” has the meaning assigned to that term in Section 2.01 of this Agreement.
“Revolving Credit Note” means the Revolving Credit Note of the Borrowers executed and delivered pursuant to Section 2.02 of this Agreement, together with all amendments, extensions, renewals, refinancings or refundings in whole or in part.
“Revolving Credit Usage” means at any time the sum of the Revolving Credit Loans outstanding, plus the aggregate undrawn face amount of any outstanding Letters of Credit.
“Security Agreements” shall mean all of, and “Security Agreement” shall mean any one of, as the context may require, (i) the Security Agreement dated on or about the date hereof, executed and delivered to Lender by McDowell Research, (ii) the Security Agreement dated on or about the date hereof, executed and delivered to Lender by Red Black Communications, (iii) the Security Agreement dated on or about the date hereof, executed and delivered to Lender by Stationary Power Services, and (iv) any Security Agreement executed and delivered to the Lender by any Borrower, Guarantor or other Person pursuant to the terms of this Agreement, as each such agreement may be amended, modified or supplemented from time to time.

“Solvent” shall mean, with respect to any person or entity on a particular date, that on such date (i) the fair value of the property of such person or entity is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such person or entity, (ii) the present fair saleable value of the assets of such person or entity is not less than the amount that will be required to pay the probable liability of such person or entity on its debts as they become absolute and matured, (iii) such person or entity is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such person or entity does not intend to, and does not believe that it will, incur debts or liabilities beyond such person’s or entity’s ability to pay as such debts and liabilities mature, and (v) such person or entity is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such person’s or entity’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such person or entity is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Start Date” has the meaning assigned to that term in the definition of “LA Interest Period” above.
“Stationary Power Services” means Stationary Power Services, Inc., a Florida corporation, with its chief executive offices located at 4902 113th Avenue North, Clearwater, Florida 33760.
“Subordination Agreement” means the Subordination Agreement dated on or about the date of this Agreement, as amended, modified or supplemented from time to time, executed and delivered by and among William Maher, the Lender and Ultralife, pursuant to which all sums due to William Maher by Ultralife under that certain Amended and Restated Three-Year Subordinated Convertible Promissory Note dated March 28, 2009 shall be subordinated to the prior payment of all sums due to the Lender.
“Subsidiary” means any corporation or other entity of which a majority of the outstanding capital stock or other ownership interests entitled to vote for the election of directors, or other Persons performing similar functions for such entity, is at such time directly or indirectly owned by a Borrower.
“Ultralife” means Ultralife Corporation, a Delaware corporation, with its chief executive offices located at 2000 Technology Parkway, Newark, New York 14513.
“Ultralife India” means Ultralife Batteries India Private Limited, a company organized under the laws of India.
“Ultralife UK” means Ultralife Batteries (UK) Ltd., a company organized under the laws of the United Kingdom.

“Unassigned US Account” has the meaning assigned to that term in subsection (j) of the definition of “Eligible Accounts” above.
1.02 Construction. Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (a) references to the plural include the singular, the plural, the part and the whole, “or” has the inclusive meaning represented by the phrase “and/or,” and “including” has the meaning represented by the phrase “including, without limitation”; (b) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document; (c) the section and other headings contained in this Agreement or such other Loan Document and the Table of Contents (if any), preceding this Agreement or such other Loan Document are for reference purposes only and shall not control or affect the construction of this Agreement or such other Loan Document or the interpretation thereof in any respect; (d) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; and (e) reference to any agreement (including this Agreement and any other Loan Document, together with the schedules and exhibits hereto or thereto), document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated.
1.03 Accounting Principles. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP.
ARTICLE II
REVOLVING CREDIT FACILITY
2.01 Revolving Credit Loans. Subject to the terms and conditions and relying upon the representations and warranties set forth in this Agreement and the other Loan Documents, the Lender agrees to make revolving credit loans (the “Revolving Credit Loans”) to the Borrowers at any time or from time to time on or after the Closing Date to and including the Business Day immediately preceding the Maturity Date in an aggregate principal amount not exceeding at any one time outstanding the Borrowing Base. If at any time the sum of all Revolving Credit Loans outstanding, the outstanding Letters of Credit exceeds the Borrowing Base, the Borrowers shall immediately repay to the Lender, in funds immediately available, the amount of such excess, together with all accrued interest on the amount of such repayment. Subject to the provisions of this Agreement, the Borrowers may borrow, repay and reborrow under this Section 2.01. Unless the Lender, in its sole discretion, shall have agreed to extend the Maturity Date of the revolving credit facility, the revolving credit facility established pursuant to this Section 2.01 shall terminate and the Revolving Credit Loans shall be due and payable on the Maturity Date. The Borrowers shall use the proceeds of the Revolving Credit Loans for general working capital, general corporate purposes, letter of credit support and to refinance the outstanding obligations under its credit facility with the Existing Lender.

2.02 Revolving Credit Note. The obligations of the Borrowers to repay the unpaid principal amount of the Revolving Credit Loans made to the Borrowers by the Lender and to pay interest on the unpaid principal amount will be evidenced in part by the Revolving Credit Note of the Borrowers dated the Closing Date, in substantially the form attached as Exhibit “A” to this Agreement, with the blanks appropriately filled. The executed Revolving Credit Note will be delivered by the Borrowers to the Lender on the Closing Date.
2.03 Borrowing Base. The maximum borrowing availability under this Agreement applicable to the Revolving Credit Loans shall be equal on any day during the term of this Agreement to the lesser of (i) the Revolving Credit Commitment, or (ii) an amount equal to the sum of up to eighty-five percent (85%) of the aggregate book value of Eligible Accounts of each Borrower, plus the lesser of (x) up to seventy percent (70%) of the aggregate book value of Eligible Inventory of each Borrower, or (y) eighty five percent (85%) of the NOLV Percentage applicable to each category of Eligible Inventory of each Borrower; provided, however, that in no event shall the portion of the Revolving Credit Loans based on Eligible Inventory of all of the Borrowers exceed the Eligible Inventory Sublimit (the lesser of the amounts described in clauses (i) and (ii) of this sentence is sometimes referred to in this Agreement as the “Borrowing Base”). The maximum borrowing availability of Revolving Credit Loans for each Borrower under this Agreement shall be limited to the amount of the borrowing base availability as shown on the most recent Borrowing Base Certificate received by the Lender for such Borrower. The Borrowing Base shall be further reduced by (i) the face amount of any Letters of Credit outstanding as of the date of the determination, (ii) in the Lender’s sole discretion, the outstanding Hedging Obligations, and (iii) any other reserve or reserves created and maintained by the Lender from time to time and in its sole discretion to reflect events, conditions, contingencies or risks which effect the Eligible Accounts or the Eligible Inventory or otherwise affect the assets, business, operations or financial condition of the Borrowers.
2.04 Making of Revolving Credit Loans.
(a) LIBOR Advantage Loan Request. By delivering a borrowing request to the Lender on or before 10:00 a.m., New York time, on a Business Day, the Administrative Borrower may from time to time irrevocably request, on not less than one nor more than three Business Days’ notice, that a LIBOR Advantage Loan be made. On the terms and subject to the conditions of this Agreement, each LIBOR Advantage Loan shall be made available to the Administrative Borrower no later than 11:00 a.m. New York time on the day the LIBOR Advantage Loan is made by deposit to the account of the Administrative Borrower as shall have been specified in its borrowing request. Notwithstanding the foregoing, the Administrative Borrower may provide the Lender with written notice (in the form and with information required in this Section 2.04) of any such borrowing request for a LIBOR Advantage Loan by telecopy on the day, and by mail within one Business Day after the day, any such request is made. The Lender is entitled to rely on any such request made in accordance with the terms of this Agreement.

(b) Conversion to LIBOR Rate Loans. By delivering a conversion notice to the Lender on or before 10:00 a.m., New York time, on a Business Day, the Administrative Borrower may from time to time irrevocably elect, on not less than two nor more than five Business Days’ notice, that all, or any portion, in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000, of any LIBOR Advantage Loan be converted on any day into a LIBOR Rate Loan, with a LIBOR Interest Period of one, two or three months; provided, however, that no portion of the outstanding principal amount of any LIBOR Advantage Loans may be converted to LIBOR Rate Loans when any Event of Default has occurred and is continuing and provided, further, that all accrued interest on the principal amount of any LIBOR Advantage Loan to be converted hereunder shall be paid in full.
(c) LIBOR Loan Request. By delivering a borrowing request to the Lender on or before 10:00 a.m., New York time, on a Business Day, the Administrative Borrower may from time to time irrevocably request, on not less than two nor more than five Business Days’ notice, that a LIBOR Rate Loan be made in a minimum amount of $1,000,000 and integral multiples of $500,000, with a LIBOR Interest Period of one, two or three months. On the terms and subject to the conditions of this Agreement, each LIBOR Rate Loan shall be made available to the Administrative Borrower no later than 11:00 a.m. New York time on the first day of the applicable LIBOR Interest Period by deposit to the account of the Administrative Borrower as shall have been specified in its borrowing request.
(d) Continuation and Conversion Elections. By delivering a conversion notice to the Lender on or before 10:00 a.m., New York time, on a Business Day, the Administrative Borrower may from time to time irrevocably elect, on not less than two nor more than five Business Days’ notice, that all or any portion of any LIBOR Rate Loan, in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 be converted on the last day of a LIBOR Interest Period into a LIBOR Rate Loan with a different LIBOR Interest Period; provided, however, that no portion of the outstanding principal amount of any LIBOR Rate Loan may be converted to, or be continued as, a LIBOR Rate Loan when any Event of Default has occurred and is continuing, and no portion of the outstanding principal amount of any LIBOR Rate Loan may be converted to LIBOR Rate Loan of a different duration if such LIBOR Rate Loan relates to any Hedging Obligation. In the absence of delivery of a conversion notice with respect to any LIBOR Rate Loan at least two Business Days before the last day of the then current LIBOR Interest Period with respect thereto, such LIBOR Rate Loan shall, on such last day, automatically continue as a LIBOR Rate Loan with the same LIBOR Interest Period.
(e) Appointment of Administrative Borrower.
(i) Each Borrower hereby irrevocably appoints and constitutes the Administrative Borrower as its agent and attorney-in-fact to request and receive Loans and Letters of Credit pursuant to this Agreement and the other Loan Documents from Lender in the name or on behalf of such Borrower. Lender may disburse the Loans to such bank account of the Administrative Borrower or a Borrower or otherwise make such Loans to a Borrower and provide such Letters of Credit to a Borrower as the Administrative Borrower may designate or direct, without notice to any other Borrowers or Guarantor. Notwithstanding anything to the contrary contained herein, Lender may at any time and from time to time require that Loans to or for the account of any Borrower be disbursed directly to an operating account of such Borrower.

(ii) The Administrative Borrower hereby accepts the appointment by the Borrowers to act as the agent and attorney-in-fact of the Borrowers pursuant to this Section 2.04(e). The Administrative Borrower shall ensure that the disbursement of any Loans to each Borrower requested by or paid to or for the account of Parent, or the issuance of any Letter of Credit for a Borrower hereunder, shall be paid to or for the account of such Borrower.
(iii) Each Borrower and Guarantor hereby irrevocably appoints and constitutes the Administrative Borrower as its agent to receive statements on account and all other notices from the Lender with respect to the Obligations or otherwise under or in connection with this Agreement and the other Loan Documents.
(iv) Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any other Borrower or Guarantor by the Administrative Borrower shall be deemed for all purposes to have been made by such Borrower or Guarantor, as the case may be, and shall be binding upon and enforceable against such Borrower or Guarantor to the same extent as if made directly by such Borrower or Guarantor.
(v) No purported termination of the appointment of the Administrative Borrower as agent as aforesaid shall be effective, except after ten (10) days’ prior written notice to the Lender.
2.05 Letters of Credit Subfacility. (a) Subject to the conditions and on the terms hereinafter set forth in this Agreement, and in reliance upon the representations and warranties of the Borrowers contained in Article IV, the Administrative Borrower may request the Issuing Bank to (i) from time to time on any Business Day, during the period from the Closing Date to the day which is five (5) Business Days prior to the Maturity Date, issue standby and documentary letters of credit (“Letters of Credit”) for the account of a Borrower in an aggregate stated amount at any one time that, together with the aggregate face or stated amount of all other outstanding Letters of Credit issued pursuant hereto, does not exceed the L/C Commitment, and to amend or renew Letters of Credit previously issued by it, and (ii) honor drafts under Letters of Credit; provided, that the Issuing Bank shall not be obligated to issue, extend or renew any Letter of Credit if as of the date of issuance, extension or renewal of such Letter of Credit (the “Issuance Date”) and after giving effect to such issuance, extension or renewal, (A) the aggregate outstanding Revolving Credit Loans exceeds the borrowing base availability as determined pursuant to Section 2.03 of this Agreement, or (B) the L/C Obligations exceed the L/C Commitment. If on any date the L/C Obligations exceed the L/C Commitment, the Borrowers shall immediately, without further notice or demand by the Lender, prepay the outstanding principal amount of the Revolving Credit Loans by an amount equal to the applicable excess. Within the foregoing limits, and subject to the other terms and conditions hereof; the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and, accordingly, the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit which have expired or which have been drawn upon and reimbursed.

(b) Neither the Lender nor the Issuing Bank is under any obligation to, and shall not, issue, extend or renew any Letter of Credit if:
(i) any order, judgment or decree of any Official Body or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any requirement or obligation under any Law applicable to the Lender or any request or directive (whether or not having the force of law) from any Official Body with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it;
(ii) on or prior to the Business Day prior to the requested date of issuance, extension or renewal of such Letter of Credit, one or more of the applicable conditions contained in Article V is not then satisfied;
(iii) such Letter of Credit is a standby Letter of Credit, the expiration date of such standby Letter of Credit would be (A) more than one year after the Issuance Date, or (B) after the date which is five (5) Business Days prior to the Maturity Date;
(iv) such Letter of Credit is a merchandise Letter of Credit, the expiration date of the requested merchandise Letter of Credit is (A) more than ninety days after the Issuance Date, or (B) after the date which is five (5) Business Days prior to the Maturity Date;
(v) the requested Letter of Credit does not provide for drafts, or is not otherwise in form and substance acceptable to the Lender and the Issuing Bank, or the issuance of a Letter of Credit shall violate any applicable policies of the Lender or the Issuing Bank; or
(vi) such Letter of Credit is to be denominated in a currency other than U.S. Dollars.

2.06 Issuance, Amendment and Renewal of Letters of Credit. (a) Each Letter of Credit shall be issued upon the irrevocable written request of the Administrative Borrower received by the Lender at least three (3) Business Days (or such shorter time as the Lender may agree in a particular instance in its sole discretion) prior to the proposed date of issuance. Each such request for issuance of a Letter of Credit shall be by facsimile, confirmed immediately in an original writing, in the form of an L/C Application (or such other form as shall be acceptable to the Issuing Bank), and shall specify in form and detail satisfactory to the Lender and the Issuing Bank: (i) the proposed date of issuance of the Letter of Credit (which shall be a Business Day); (ii) the face amount of the Letter of Credit; (iii) the expiration date of the Letter of Credit; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by the beneficiary of the Letter of Credit in case of any drawing thereunder; (vi) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; and (vii) such other matters as the Issuing Bank may require.
(b) Unless such issuance is not then permitted under Section 2.05(b) or one or more conditions specified in Article V are not then satisfied, the Issuing Bank shall, subject to the terms and conditions hereof, issue a Letter of Credit for the account of a Borrower on the requested Issuance Date in accordance with the Issuing Bank’s usual and customary business practices.
(c) From time to time while a Letter of Credit is outstanding and prior to the Maturity Date, the Lender will, upon the written request of the Administrative Borrower received by the Lender at least three (3) Business Days (or such shorter time as the Lender may agree in a particular instance in its sole discretion) prior to the proposed date of amendment, cause the Issuing Bank to amend any Letter of Credit issued by it. Each such request for amendment of a Letter of Credit shall be made by facsimile, confirmed immediately in an original writing, made in the form of an L/C Application and shall specify in form and detail satisfactory to the Lender and the Issuing Bank the following: (i) the Letter of Credit to be amended; (ii) the proposed date of amendment of the Letter of Credit (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as the Issuing Bank may require. The Lender and the Issuing Bank shall be under no obligation to amend any Letter of Credit if (x) the Lender and the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms of this Agreement; or (y) the beneficiary of any such Letter of Credit does not accept the proposed amendment to the Letter of Credit.
(d) The Lender agrees that, while a Letter of Credit is outstanding and prior to the Maturity Date, at the option of the Borrower for which the Letter of Credit is issued and upon the written request of the Administrative Borrower received by the Lender at least three (3) Business Days (or such shorter time as the Lender may agree in a particular instance in its sole discretion) prior to the proposed date of notification of renewal, the Lender may cause the Issuing Bank to renew the Letter of Credit issued by it as requested by the Administrative Borrower. Each such request for renewal of a Letter of Credit shall be made by facsimile, confirmed immediately in an original writing, in the form of an L/C Application, and shall specify in form and detail satisfactory to the Lender and the Issuing Bank: (i) the Letter of Credit to be renewed; (ii) the proposed date of notification of renewal of the Letter of Credit (which shall be a Business Day); (iii) the revised expiration date of the Letter of Credit; and (iv) such other matters as the Issuing Bank may require. The Lender and the Issuing Bank shall be under no obligation so to renew any Letter of Credit if (A) the Lender and the Issuing Bank would have no obligation at such time to issue or amend such Letter of Credit in its renewed form under the terms of this Agreement; or (B) the beneficiary of any such Letter of Credit does not accept the proposed renewal of the Letter of Credit. If any outstanding Letter of Credit shall provide that it shall be automatically renewed unless the beneficiary thereof receives notice from the Issuing Bank that such Letter of Credit shall not be renewed, and if at the time of renewal the Issuing Bank would be entitled to authorize the automatic renewal of such Letter of Credit in accordance with this Section 2.06 upon the request of the Administrative Borrower but the Issuing Bank shall not have received any L/C Application from the Administrative Borrower with respect to such renewal or other written direction by the Administrative Borrower with respect thereto, the Issuing Bank shall nonetheless be permitted to allow such Letter of Credit to renew, and the Administrative Borrower and the Lender hereby authorize such renewal, and, accordingly, the Issuing Bank shall be deemed to have received an L/C Application from the Administrative Borrower requesting such renewal.

(e) The Issuing Bank may, at its election, deliver any notices of termination or other communications to any Letter of Credit beneficiary or transferee, and take any other action as necessary or appropriate, at any time and from time to time, in order to cause the expiration date of such Letter of Credit to be a date not later than the date which is five (5) Business Days prior to the Maturity Date.
(f) This Agreement shall control in the event of any irreconcilable conflict with any L/C-Related Document (other than an issued Letter of Credit).
2.07 Drawings and Reimbursements. (a) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Lender will promptly notify the Administrative Borrower in writing of such request. The Borrowers shall reimburse the Lender prior to 10:00 a.m. (prevailing time in Pittsburgh, Pennsylvania), on each date that any amount is paid by the Issuing Bank under any Letter of Credit in the amount so paid by the Issuing Bank. In the event the Borrowers fail to reimburse the Issuing Bank in the full amount of any drawing under any Letter of Credit by 10:00 a.m. (prevailing time in Pittsburgh, Pennsylvania) on the date of such draw, the Borrowers shall be deemed to have requested that a Revolving Credit Loan in an amount equal to such unreimbursed amount be made by the Lender to be disbursed as of the date of the drawing under such Letter of Credit, subject to the amount of the unutilized portion of the Revolving Credit Commitment and subject to the conditions set forth in Section 5.02.
(b) With respect to any unreimbursed drawing that is not converted into a Revolving Credit Loan because of the Borrowers’ failure to satisfy the conditions set forth in Section 5.02 or for any other reason, the Borrowers shall be deemed to have incurred from the Lender an extension of credit in the amount of such drawing and such amount shall be due and payable on demand (together with interest) and shall bear interest at a rate per annum equal to the LIBOR Advantage Rate plus the LIBOR Rate Margin plus two percent (2.0%).
2.08 Role of Issuing Bank. (a) The Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, other documents and certificates expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the person or entity executing or delivering any such document (other than to determine that the sight draft, other documents and certificates required to be delivered comply on their face with the requirements of the applicable Letter of Credit).

(b) The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude any of the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. Neither the Lender, the Issuing Bank, any of the Lender Affiliates, nor any of the respective correspondents, participants or assignees of the Lender or the Issuing Bank, shall be liable or responsible for any of the matters described in clauses (i) through (vii) of Section 2.09; provided, however, anything in such clauses to the contrary notwithstanding, that a Borrower may have a claim against the Issuing Bank, and the Issuing Bank may be liable to such Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages as determined by a final judgment of a court of competent jurisdiction to have been caused by the Issuing Bank’s willful misconduct or gross negligence or the Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft, other documents and certificates strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing: (i) the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) the Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
2.09 Obligations Absolute. The obligations of the Borrowers under this Agreement and any L/C-Related Document to reimburse the Issuing Bank for a drawing under a Letter of Credit, and to repay the Lender for any drawing under a Letter of Credit converted into Revolving Credit Loans, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C-Related Document under all circumstances, including the following:
(i) any lack of validity or enforceability of this Agreement or any L/C Related Document;
(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrowers in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of such obligation;
(iii) the existence of any claim, set-off, defense or other right that any of the Borrowers may have at any time against any beneficiary or any transferee of any Letter of Credit (or any person or entity for whom any such beneficiary or any such transferee may be acting), the Lender, the Issuing Bank or any other person or entity, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C-Related Documents or any unrelated transaction;

(iv) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect unless the Issuing Bank has prior knowledge thereof or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;
(v) any payment by the Issuing Bank under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of any Letter of Credit; or any payment made by the Issuing Bank under any Letter of Credit to any person or entity purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any bankruptcy or insolvency proceeding;
(vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the obligations of the Borrowers in respect of any Letter of Credit; or
(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers or any Guarantor;
provided, however, the foregoing shall not be construed to restrict or otherwise limit any claim a Borrower may have against the Lender, the Issuing Bank or any correspondent, participant or assignee of the Lender or the Issuing Bank permitted under Section 2.08(b).
2.10 Cash Collateral. Upon (i) the request of the Lender, (A) if the Issuing Bank has honored any full or partial drawing request on any Letter of Credit and such drawing has resulted in an Revolving Credit Loan hereunder, or (B) if, as of the Maturity Date, any Letters of Credit may for any reason remain outstanding and partially or wholly undrawn, (ii) the occurrence of the circumstances described in Section 2.05 requiring the Borrowers to provide cash collateral to the Lender, or (iii) the termination of the Revolving Credit Commitment, then, the Borrowers shall immediately upon demand from the Lender, pledge and deposit with or deliver to the Lender cash or deposit account balances in separate blocked accounts pursuant to documentation in form and substance satisfactory to the Lender in an amount equal to the L/C Obligations (“Cash Collateral”). The Lender shall have exclusive dominion and control over such account, including the exclusive right to withdraw Cash Collateral for application to the L/C Obligations. Other than any interest earned on the investment of such deposit, which investments shall be made at the option and sole discretion of the Lender, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Any cash collateral provided by the Borrowers hereunder (to the extent not applied as aforesaid) shall be returned to the Administrative Borrower within three (3) Business Days after all Events of Default have been cured or waived.

2.11 Letter of Credit Fees. The Borrowers shall pay to the Lender Letter of Credit Fees at the times and in the amounts as provided for in Section 3.07, and the Borrower shall also pay to the Lender or the Issuing Bank from time to time on demand the normal issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Lender or the Issuing Bank relating to Letters of Credit as from time to time are in effect.
2.12 Hedging Contracts. Subject to the terms and conditions hereof, any applicable Hedging Contract and any applicable Laws, a Lender Affiliate and a Borrower may from time to time enter into interest rate protection, currency exchange and other derivative transactions in the ordinary course of the Borrower’s business. The Administrative Borrower may request the Lender Affiliate to enter into any such interest rate protection, currency exchange and other derivative transaction by delivering to Lender Affiliate at the Lender Affiliate’s Office, Lender Affiliate’s form of Hedging Contract, completed to the satisfaction of the Lender Affiliate, and, such other certificates, documents and other papers and information as Lender may reasonably request. A Borrower may not, however, enter into any Hedging Contract to the extent that the amount of any resulting Hedging Obligation would then cause the sum of (i) the outstanding Revolving Credit Loans plus (ii) outstanding Letters of Credit plus (iii) outstanding Hedging Obligations to exceed the Borrowing Base. All disbursements or payments related to Hedging Obligations shall be deemed to be Revolving Credit Loans and shall bear interest at the interest rate or rates determined in accordance with Section 3.01 of this Agreement.
ARTICLE III
INTEREST RATES; FEES; PAYMENTS; INDEMNITIES
3.01 Interest Rates. (a) Interest on the outstanding principal amount of each Revolving Credit Loan, when classified as a: (i) LIBOR Rate Loan, shall accrue during each LIBOR Interest Period at a rate per annum equal to the sum of the Adjusted LIBOR Rate for such LIBOR Interest Period plus the LIBOR Rate Margin, and be due and payable on each Interest Payment Date and on the Maturity Date, and (ii) LIBOR Advantage Loan, shall accrue at a rate per annum equal to the sum of the LIBOR Advantage Rate for such LA Interest Period plus the LA Margin, and be due and payable on each LA Interest Payment Date and on the Maturity Date. Interest on a LIBOR Advantage Loan shall be calculated for the actual number of days elapsed on the basis of a 360-day year, including the first day of the applicable period to, but not including, the date of repayment. The Borrowers shall not have the option to select a LIBOR Rate Loan with respect to the Loans to be made on the Closing Date but may thereafter convert all or any portion to one or more LIBOR Rate Loans in accordance with the terms of this Article III.
(b) The interest rates under Section 3.01(a) above hereof shall from time to time be increased or decreased, as the case may be, based on the then applicable Excess Availability and in accordance with the following pricing grid:

Excess Availability	LIBOR Rate Plus

Greater than $10,000,000	400 basis points

Greater than $7,500,000 but less than or equal to $10,000,000	425 basis points

Greater than $5,000,000 but less than or equal to $7,500,000	450 basis points

Greater than $3,000,000 but less than or equal to $5,000,000	475 basis points

The Excess Availability shall be determined as of the end of each quarter, commencing as of the end of the fourth fiscal quarter following the Closing Date. The Excess Availability shall be as shown on the financial statements and certificates to be delivered pursuant to Section 6.01 hereof. Any interest rate adjustments made based on the foregoing pricing grid shall be applicable to the Borrowers only for so long as the applicable Excess Availability (as shown on the foregoing pricing grid) is maintained and, in the event the applicable Excess Availability is no longer maintained, the interest rates under Section 3.01(a) above shall increase or decrease to the rates applicable to the Excess Availability achieved by the Borrowers. Any applicable reduction or increase shall be effective as of the first Business Day of the month following receipt by the Lender of the financial statements and certificate showing the Excess Availability, provided that in the event the financial statements and certificates are not timely delivered, any rate reduction then in effect shall be immediately discontinued as of the day such documents were due until the first Business Day of the month following receipt by the Lender of proper documents indicating that a reduction is applicable.
3.02 Interest After Default. To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived:
(a) the rate of interest for each Loan and the Letter of Credit Fees otherwise respectively applicable pursuant to Section 3.01 or Section 3.07 shall be increased by two percent (2.0%) per annum (until, in the case of LIBOR Rate Loans, the expiration of the applicable Interest Period); and
(b) each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable to LIBOR Advantage Loan plus two percent (2.0%) per annum from the time such Obligation becomes due and payable and until it is paid in full.
(c) The Borrowers acknowledge that such increased rates reflect, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lender is entitled to additional compensation for such risk; and, all such interest shall be payable by Borrowers upon demand by Lender.
3.03 Usury. In the event the rates of interest provided for in Section 3.01 above or any of them are finally determined by any Official Body to exceed the maximum rate of interest permitted by applicable usury or similar Laws, their or its application will be suspended and there will be charged instead the maximum rate of interest permitted by such Laws.

3.04 LIBOR Rate Lending Unlawful. If the Lender shall determine (which determination shall, upon notice thereof to the Administrative Borrower be conclusive and binding on the Borrowers) that the introduction of or any change in or in the interpretation of any law, rule, regulation or guideline, (whether or not having the force of law) makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Lender to make, continue or maintain any LIBOR Rate Loan as, or to convert any loan into, a LIBOR Rate Loan of a certain duration, the obligations of the Lender to make, continue, maintain or convert into any such LIBOR Rate Loans shall, upon such determination, forthwith be suspended until the Lender shall notify the Administrative Borrower that the circumstances causing such suspension no longer exist, and all LIBOR Rate Loans of such type shall automatically convert into loans accruing interest at the Prime Rate plus the LIBOR Margin at the end of the then current LIBOR Interest Periods with respect thereto or sooner, if required by such law or assertion.
3.05 Unavailability of LIBOR Rate. In the event that the Administrative Borrower shall have requested a LIBOR Rate Loan in accordance with Section 2.04 and the Lender, in its sole discretion, shall have determined that U.S. dollar deposits in the relevant amount and for the relevant LIBOR Interest Period are not available to the Lender or the Lender Affiliate in the London interbank market; or by reason of circumstances affecting the Lender or the Lender Affiliate in the London interbank market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate applicable to the relevant LIBOR Interest Period; or the LIBOR Rate no longer adequately and fairly reflects the Lender’s cost of funding loans; upon notice from the Lender to the Administrative Borrower, the obligations of the Lender under Section 2.04 to make or continue any loans as, or to convert any loans into, LIBOR Rate Loans of such duration shall forthwith be suspended until the Lender shall notify the Administrative Borrower that the circumstances causing such suspension no longer exist.
3.06 Revolving Credit Fees.
(a) Facility Fee. On the Closing Date, the Borrowers shall pay the Lender, as consideration for the commitment to extend a revolving credit facility pursuant to the terms of this Agreement, a facility fee equal to $262,500 (0.75% of the Revolving Credit Commitment). Such facility fee shall be deemed fully earned as of the Closing Date.
(b) Unused Line Fee. Accruing from the date hereof until the Maturity Date, the Borrowers agree to pay to the Lender, as consideration for the Lender’s Revolving Credit Commitment hereunder, a nonrefundable fee (the “Unused Line Fee”) equal to 0.50% per annum (computed on the basis of a year of 360 days, as the case may be, and actual days elapsed) on the average daily difference between the amount of such Lender’s Revolving Credit Commitment as the same may be constituted from time to time and the Revolving Credit Usage. Unused Line Fees shall be payable monthly in arrears on the last Business Day of each month and on the Maturity Date or upon acceleration of the Notes.

3.07 Letter of Credit Fees. The Borrowers shall pay to Issuing Bank (i) fees for each standby Letter of Credit for the period from and excluding the Issuance Date of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding standby Letter of Credit multiplied by four and one-half percent (4.50%) per annum (or the then applicable LIBOR Rate Margin), such fees to be calculated on the basis of a 360-day year and shall be paid quarterly in arrears commencing with the last Business Day of each March, June, September and December following the issuance of each Letter of Credit and on the Maturity Date. Letters of Credit with term less than one year shall be prorated, (ii) fees for each documentary Letter of Credit equal to two percent (2.0%) of the face amount of each outstanding documentary Letter of Credit, payable coincident with, and as a condition of, the issuance or renewal of each such documentary Letter of Credit; and (iii) the Issuing Bank’s then in effect customary fees and administrative expenses payable with respect to Letters of Credit (all of the foregoing fees, the “Letter of Credit Fees”). All Letter of Credit Fees payable hereunder shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or proration upon the termination of this Agreement for any reason.
3.08 Other Customary Fees. The Borrowers shall also pay to Lender for the Lender’s sole account the Lender’s then in effect customary fees and administrative expenses payable with respect to advances made under this Agreement as the Lender may generally charge or incur from time to time in connection with the issuance, maintenance, modification (if any), assignment or transfer (if any), negotiation and administration of the Loans.
3.09 LIBOR Breakage Fee. Upon: (i) any default by the Borrowers in making any borrowing of, conversion into or continuation of any LIBOR Rate Loan following the Administrative Borrower’s delivery of a borrowing request or continuation/conversion notice hereunder or (ii) any prepayment of a LIBOR Rate Loan on any day that is not the last day of the relevant LIBOR Interest Period (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), the Borrowers shall pay an amount (“LIBOR Breakage Fee”), as calculated by the Lender, equal to the amount of any losses, expenses and liabilities (including without limitation any loss of margin and anticipated profits) that Lender may sustain as a result of such default or payment. The Borrowers understand, agree and acknowledge that: (i) the Lender does not have any obligation to purchase, sell and/or match funds in connection with the use of the LIBOR Rate as a basis for calculating the rate of interest on a LIBOR Rate Loan, (ii) the LIBOR Rate may be used merely as a reference in determining such rate, and (iii) the Borrowers have accepted the LIBOR Rate as a reasonable and fair basis for calculating the LIBOR Breakage Fee and other funding losses incurred by the Lender. The Borrowers further agree to pay the LIBOR Breakage Fee and other funding losses, if any, whether or not the Lender elects to purchase, sell and/or match funds.
3.10 Repayments, Prepayments and Interest. (a) LIBOR Advantage Loans. Interest on the LIBOR Advantage Loans will be due and payable on each LA Interest Payment Date and on the Maturity Date.
(b) Repayments Continuations and Conversions. LIBOR Rate Loans shall mature and become payable in full on the last day of the LIBOR Interest Period relating to such LIBOR Rate Loan. Upon maturity, a LIBOR Rate Loan may be continued for an additional LIBOR Interest Period or may be converted to LIBOR Advantage Loan.

(c) Voluntary Prepayment of LIBOR Rate Loans. LIBOR Rate Loans may be prepaid upon the terms and conditions set forth in this Agreement. For LIBOR Rate Loans in connection with which the Borrowers have or may incur Hedging Obligations, additional obligations may be associated with prepayment, in accordance with the terms and conditions of the applicable Hedging Contracts. The Administrative Borrower shall give the Lender, no later than 10:00 a.m., New York City time, at least four (4) Business Days notice of any proposed prepayment of any LIBOR Rate Loans, specifying the proposed date of payment of such LIBOR Rate Loans, and the principal amount to be paid. Each partial prepayment of the principal amount of LIBOR Rate Loans shall be in an integral multiple of $500,000 and accompanied by the payment of all charges outstanding on such LIBOR Rate Loans (including the LIBOR Breakage Fee) and of all accrued interest on the principal repaid to the date of payment.
3.11 Payments — Generally. (a) All payments to be made in respect of principal, interest, fees or other amounts due from the Borrowers under this Agreement or under the Notes are payable at 3:00 p.m. E.S.T. on the day when due, without presentment, demand, protest or notice of any kind, all of which are expressly waived, and an action for the payments will accrue immediately. All such payments must be made to the Lender at its Office in U.S. Dollars and in funds immediately available at such Office, without setoff, counterclaim or other deduction of any nature. After maturity of any part of the Loans (by demand, at maturity, by acceleration or otherwise), interest on such part of the Loans will be due and payable on demand. All such payments shall be applied at the option of the Lender to accrued and unpaid interest, outstanding principal and other sums due under this Agreement in such order as the Lender, in its sole discretion, shall elect.
(b) Any payment required to be made by the Borrowers to the Lender under this Agreement or any other Loan Document may, at the Lender’s option, be deducted when due from any deposit or other account (general or special, time or demand, provisional or final) of a Borrower with the Lender. With respect to any commitment or other fee, or any other cost or expense (including attorneys’ fees), due and payable to the Lender under the Loan Documents, each of the Borrowers hereby irrevocably authorizes the Lender to debit any of its deposit accounts with the Lender in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount of the fee or other cost or expense then due, such debits will be reversed (in whole or in part, in Lender’s sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section 3.11 shall be deemed a set-off.
(c) If the Borrowers fail to pay any installment of principal, interest or other amount under this Agreement within ten (10) days of when due, in addition to making payment of the installment then due, the Borrowers shall pay to the Lender a late charge in an amount equal to five percent (5.0%) of such overdue installment.
3.12 Increased Costs. If, on or after the date hereof, the adoption of any applicable law, rule or regulation or guideline (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency: (a) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System of the United States) against assets of, deposits with or for the account of, or credit extended by, the Lender or shall impose on the Lender or on the London interbank market any other condition affecting its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans; or (b) shall impose on the Lender any other condition affecting its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans, and the result of any of the foregoing is to increase the cost to the Lender of making or maintaining any LIBOR Rate Loan, or to reduce the amount of any sum received or receivable by the Lender under this agreement with respect thereto, by an amount deemed by the Lender to be material, then, within 15 days after demand by the Lender, the Borrowers shall pay to the Lender such additional amount or amounts as will compensate the Lender for such increased cost or reduction.

3.13 Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by the Lender, or person controlling the Lender, and the Lender determines (in its sole and absolute discretion) that the rate of return on its or such controlling person’s capital as a consequence of its commitments or the loans made by the Lender is reduced to a level below that which the Lender or such controlling person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by the Lender to the Administrative Borrower, the Borrowers shall immediately pay directly to the Lender additional amounts sufficient to compensate the Lender or such controlling person for such reduction in rate of return. A statement of the Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrowers. In determining such amount, the Lender may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.
3.14 Indemnities.
(a) General Indemnities. The Borrowers will indemnify the Lender against any loss or expense which the Lender sustains or incurs as a consequence of an Event of Default, including, without limitation, any failure of the Borrowers to pay when due (at maturity, by acceleration or otherwise) any principal, interest, fee or any other amount due under this Agreement or the other Loan Documents. If the Lender sustains or incurs any such loss or expense it will from time to time notify the Administrative Borrower in writing of the amount determined in good faith by the Lender (which determination will be conclusive) to be necessary to indemnify the Lender for the loss or expense. Such amount will be due and payable by the Borrowers to the Lender within ten (10) days after presentation by the Lender of a statement setting forth a brief explanation of and the Lender’s calculation of such amount, which statement shall be conclusively deemed correct absent manifest error. Any amount payable to the Lender under this Section 3.14 will bear interest at the LIBOR Advantage Rate plus the LA Margin (computed for the actual number of days elapsed on the basis of a year of 360 days) plus two percent (2.0%) from the due date until paid (before and after judgment).

(b) Environmental Indemnity. The Borrowers covenant and agree, at the Borrowers’ sole cost and expense, to indemnify, protect and save the Lender, its directors, officers, employees, agents, successors and assigns, harmless against and from any and all damages, losses, liabilities, obligations, fines, penalties, claims, assessments, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses (including, without limitation, attorneys’ and experts’ reasonable fees and disbursements) of any kind or of any nature whatsoever that may at any time be imposed upon, incurred by or asserted or awarded against the Lender, arising from or out of (i) the failure of any of the Borrowers to comply with, and to keep its premises in compliance with, the Environmental Laws; and (ii) the presence, use, removal, release, storage, generation, disposal or manufacture of any Hazardous Materials on, in, under or affecting all or any portion of the Borrowers’ premises or (if any liability shall attach to such premises or any holder of such premises due to matters arising on and/or migrating from any surrounding area) any surrounding areas.
(c) Limitation on Indemnities. In no event shall the Borrowers be liable to the Lender, or any other Person seeking indemnification pursuant to this Section 3.14, for any liabilities caused by the gross negligence or willful misconduct of the Person seeking indemnification.
3.15 Taxes. All payments by the Borrowers of principal of, and interest on, LIBOR Rate Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by the Lender’s net income or receipts (such non-excluded items being called “Taxes”). In the event that any withholding or deduction from any payment to be made by the Borrowers hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrowers will:
(a)	pay directly to the relevant authority the full amount required to be so withheld or deducted;
(b)	promptly forward to the Lender an official receipt or other documentation satisfactory to the Lender evidencing such payment to such authority; and
(c)
pay to the Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by the Lender will equal the full amount the Lender would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Lender with respect to any payment received by the Lender hereunder, the Lender may pay such Taxes and the Borrowers will promptly pay such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received by the Lender after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount the Lender would have received had not such Taxes been asserted.

If the Borrowers fail to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence, the Borrowers shall indemnify the Lender for any incremental Taxes, interest or penalties that may become payable by the Lender as a result of any such failure.
3.16 Loan Account. The Lender will open and maintain on its books a loan account (the “Loan Account”) with respect to Loans made, repayments, prepayments, the computation and payment of interest and fees and the computation and final payment of all other amounts due and sums paid to the Lender under this Agreement. Except in the case of manifest error in computation, the Loan Account will be conclusive and binding on the Borrower as to the amount at any time due to the Lender from the Borrowers under this Agreement or the Notes.
3.17 Prepayment; Termination of Commitment. In the event the Borrowers terminate the Revolving Credit Commitment prior to the Maturity Date, the Borrowers shall pay the Lender (i) an early termination premium equal to the sum of the Revolving Credit Commitment multiplied by 1.00%, if such termination occurs in the first twelve (12) month period immediately following the Closing Date, and (ii) an early termination premium equal to the sum of the Revolving Credit Commitment multiplied by 50%, if such termination occurs in the second twelve month period immediately following the Closing Date. The Borrowers shall not be required to pay the Lender an early termination premium in the third twelve month period following the Closing Date if no Event of Default has occurred and is continuing. If an Event of Default has occurred and is continuing, the Borrowers shall pay early termination premium equal to the sum of the Revolving Credit Commitment multiplied by .50% in the third twelve month period following the Closing Date. No premium will be earned if the revolving credit facilities are moved into the New York Middle Market Group of the Lender Affiliate.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
The Borrowers, individually and collectively, represent and warrant to the Lender that:
4.01 Organization and Qualification. Each of the Borrowers and each of the Other Subsidiaries is a corporation or entity duly incorporated or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation. Except as described in Schedule 4.01 to this Agreement, each of the Borrowers is duly qualified or licensed to do business as a foreign corporation and is in good standing in all jurisdictions in which the ownership of its properties or the nature of its activities or both makes such qualification or licensing necessary except where the failure to be so qualified or licensed would not have a material and adverse effect on the assets, business, operations or financial condition of such Borrower or the ability of such Borrower to perform its obligations under this Agreement and the other Loan Documents to which it is a party. Schedule 4.01 to this Agreement states as of the Closing Date the jurisdiction of incorporation of each of the Borrowers and each of the Other Subsidiaries and the jurisdiction in which each of the Borrowers is qualified to do business as a foreign corporation.

4.02 Power to Carry on Business; Licenses. Each of the Borrowers and each of the Other Subsidiaries has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as presently planned to be conducted in all material respects. Each of the Borrowers and each of the Other Subsidiaries has all licenses, permits, consents and governmental approvals or authorizations necessary to carry on its business as now conducted except where the failure to have any such license, permit, consent, approval or authorization would not have a material and adverse effect on the assets, business, operations or financial condition of such Borrower or the ability of such Borrower or Subsidiary to perform its obligations under this Agreement and the other Loan Documents to which it is a party.
4.03 Authority and Authorization. Each of the Borrowers has corporate power and authority to execute and deliver this Agreement and the other Loan Documents to which it is a Party, to make the borrowings provided for in this Agreement, to execute and deliver the Notes in evidence of such borrowings and to perform its obligations under this Agreement and the other Loan Documents. All such action has been duly and validly authorized by all necessary corporate proceedings on the part of each of the Borrowers. Neither the execution and delivery of this Agreement and the other Loan Documents, nor the consummation of the transactions contemplated in any of them, nor the performance of or compliance with their terms and conditions will conflict with or result in a breach of or a default under the articles of incorporation or the by-laws of any of the Borrowers.
4.04 Execution and Binding Effect. This Agreement and the other Loan Documents have been duly and validly executed and delivered by the Borrowers and each such document or agreement constitutes a legal, valid and binding obligation of each of the Borrowers enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable Bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless if whether the issue of enforceability is considered in a proceeding in equity or at law).
4.05 Absence of Conflicts. Neither the execution and delivery of this Agreement and the other Loan Documents, nor the consummation of the transactions contemplated in any of them, nor the performance of or compliance with their terms and conditions will conflict with or result in (a) a breach of or a default under any agreement or instrument to which any of the Borrowers is a party or by which it or any of its properties (now owned or acquired in the future) may be subject or bound, or (b) a violation of any applicable Law, except where such breach, default or violation would not have a material and adverse effect on the assets, business, operations or financial condition of such Borrower or the ability of such Borrower or Subsidiary to perform its obligations under this Agreement and the other Loan Documents to which it is a party. Neither the execution and delivery of this Agreement and the other Loan Documents, nor the consummation of the transactions contemplated in any of them, nor the performance of or compliance with their terms and conditions will result in the creation or imposition of any Lien upon any property (now owned or acquired in the future) of the Borrowers, other than Liens granted in favor of the Lender and other Permitted Encumbrances.
4.06 Authorizations and Filings. No authorization, consent, approval, license, exemption or other action by, and no registration, qualification, designation, declaration or filing with, any Official Body is or will be necessary in connection with the execution and delivery of this Agreement and the other Loan Documents, the consummation of the transactions contemplated in any of them, or the performance of or compliance with the terms and conditions of this Agreement and the other Loan Documents.

4.07 Ownership and Control. Schedule 4.07 to this Agreement states as of the Closing Date the authorized capitalization of each of the Borrowers (including stock of such Borrower held in treasury), the number of shares of each class of stock units issued and outstanding of such Borrower and the number and percentage of outstanding stock units of each such class of shares and, with respect to Ultralife, and based upon Exchange Act filings of beneficial ownership with the U.S. Securities and Exchange Commission, the beneficial owners of such shares holding in excess of twenty percent (20%) of such shares. The outstanding stock has been duly authorized and validly issued and is fully paid and nonassessable. Schedule 4.07 to this Agreement describes as of the Closing Date all outstanding options, rights and warrants issued by each of the Borrowers for the acquisition of stock of such Borrower, all outstanding securities or obligations convertible into such stock and all agreements by such Borrower to issue or sell such stock. Schedule 4.07 to this Agreement describes as of the Closing Date all options, sale agreements, pledges, proxies, voting trusts, powers of attorney and other agreements or instruments binding upon any of its members with respect to beneficial or record ownership of or voting rights with respect to shares of the stock of such Borrower.
4.08 Officers and Directors. Schedule 4.08 to this Agreement states as of the Closing Date (i) the officers and directors of each of the Borrowers, and (ii) the officers and directors of each of the Other Subsidiaries.
4.09 Subsidiaries. Schedule 4.09 to this Agreement states as of the Closing Date each of the Subsidiaries and the jurisdiction of incorporation of each such Subsidiary.
4.10 Business. Schedule 4.10 to this Agreement describes the business of each of the Borrowers and each of the Other Subsidiaries as presently conducted and presently planned to be conducted.
4.11 Title to Property. Each of the Borrowers has good title in fee simple to all real property and good title to all other property purported to be owned by it, including that reflected in the most recent audited balance sheet referred to in Section 4.12 of this Agreement or submitted pursuant to Section 6.01(a) of this Agreement (except as sold or otherwise disposed of in the ordinary course of business), subject only to the Permitted Encumbrances.
4.12 Financial Statements.
(a) Annual Statements. The Administrative Borrower has delivered to the Lender audited consolidated and consolidating balance sheets and related consolidated and consolidating statements of income and retained earnings and cash flow of Ultralife and its Subsidiaries for the fiscal years ending December 31, 2008 and December 31, 2007, as certified by BDO Seidman, LLC and certified with only such qualifications as are described on Schedule 4.12 to this Agreement. Such financial statements (including the notes) present fairly the consolidated and consolidating financial condition of Ultralife and its Subsidiaries as of the end of such fiscal period and the results of its operations and the changes in financial position for the fiscal periods then ended, all in conformity with GAAP applied on a basis consistent with that of the preceding fiscal period.

(b) Year to Date Statements. The Administrative Borrower has delivered to the Lender an internally prepared consolidated and consolidating balance sheets and related statements of income and retained earnings of Ultralife and its Subsidiaries for the calendar month and year-to-date ending December 31, 2009. Such financial statements present fairly the financial condition of Ultralife and its Subsidiaries of the end of such period and the results of its operations for the period then ended, all in conformity with accounting principles applied on a basis consistent with that of the preceding fiscal period, subject to year-end adjustments.
(c) Financial Projections. The Administrative Borrower has delivered to the Lender financial projections of Ultralife and its Subsidiaries for the fiscal year ending December 31, 2010 derived from various assumptions of the Administrative Borrower’s management (the “Financial Projections”). The Financial Projections represent a reasonable range of possible results in light of the history of the business, present and foreseeable conditions and the intentions of the Borrowers’ managements. The Financial Projections reasonably reflect in all material respects the estimated liabilities of Ultralife and its Subsidiaries upon consummation of the transactions contemplated hereby as of the Closing Date.
(d) Accuracy of Financial Statements. As of December 31, 2009, neither Ultralife nor any of its Subsidiaries had any liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the historical financial statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of Ultralife or any of its Subsidiaries that might result in a Material Adverse Change.
4.13 Taxes. All tax returns required to be filed by each of the Borrowers have been properly prepared, executed and filed. All taxes, assessments, fees and other governmental charges upon each of the Borrowers or upon any of the Borrowers’ properties, incomes, sales or franchises which are due and payable have been paid, except taxes, assessments or charges subject to good faith dispute for which a Borrower has created adequate reserves on its books. The reserves and provisions for taxes on the books of each of the Borrowers are adequate for all open years and for its current fiscal period. None of the Borrowers knows of any proposed additional assessment or basis for any assessment for additional taxes (whether or not reserved against).
4.14 Contracts. Except as described in Schedule 4.14 to this Agreement, neither any of the Borrowers nor any of the Other Subsidiaries is a party to nor subject to any agreement, lease or instrument of any kind other than (i) agreements, leases and instruments which are terminable at will by such Borrower or such Other Subsidiary without penalty, and (ii) agreements, leases and instruments entered into in the ordinary course of such Borrower’s or such Other Subsidiary’s business which are not, singly or in the aggregate, material to the assets, business, operations or financial condition of such Borrower or such Other Subsidiary.

4.15 Litigation. Except as described in Schedule 4.15 to this Agreement, there is no pending or, to the Borrowers’ knowledge, contemplated or threatened action, suit or proceeding by or before any Official Body against or affecting any of the Borrowers or any of the Other Subsidiaries, at law or equity, which if adversely decided would have a material and adverse effect on the assets, business, operations or financial condition of any of the Borrowers or any of the Other Subsidiaries or on the ability of each of the Borrowers to perform its obligations under this Agreement or the other Loan Documents to which it is a party.
4.16 Compliance with Laws. Neither any of the Borrowers nor any of the Other Subsidiaries is in material violation of or subject to any material contingent liability on account of the failure to be in compliance with any Law.
4.17 Pension Plans. Except as described in Schedule 4.17 to this Agreement, (a) each Plan has been and will be maintained and funded in accordance with its terms and with all provisions of ERISA and other applicable laws; (b) no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan; (c) no liability to the PBGC has been incurred with respect to any Plan, other than for premiums due and payable; (d) no Plan has been terminated, no proceedings have been instituted to terminate any Plan, and there exists no intent to terminate or institute proceedings to terminate any Plan; (e) no withdrawal, either complete or partial, has occurred or commenced with respect to any multi-employer Plan, and there exists no intent to withdraw either completely or partially from any multi-employer Plan; and (f) there has been no cessation of, and there is no intent to cease, operations at a facility or facilities where such cessation could reasonably be expected to result in a separation from employment of more than twenty percent (20%) of the total number of employees who are participants under a Plan.
4.18 Patents, Licenses, Franchises. Each of the Borrowers and each of the Other Subsidiaries owns or is licensed to use all of the patents, trademarks, service marks, trade names, copyrights, licenses, franchises and permits and rights with respect to the foregoing necessary to own and operate their respective properties and to carry on its business as presently conducted and presently planned to be conducted without, to the Borrowers’ knowledge, conflict with the rights of others, except where failure to so own or have license to use would not have a material and adverse effect on the assets, business, operations or financial condition of such Borrower or the ability of such Borrower or Subsidiary to perform its obligations under this Agreement and the other Loan Documents to which it is a party. Schedule 4.18 to this Agreement sets forth a true and correct list and description of each such patent, trademark, service mark, trade name, copyright, license, franchise and permit and right with respect to the foregoing. Except as described in Schedule 4.18 to this Agreement, no patent, trademark, service mark, trade name, copyright, license, franchise or permit or right with respect to the foregoing is of material importance to the assets, business, operations or financial condition of the Borrowers and the Borrowers know of no reason to anticipate any material liability to any of the Borrowers in respect to any claim of infringement of any of the foregoing.

4.19 Environmental Matters. Except as described on Schedule 4.19 to this Agreement:
(a) None of the Borrowers nor any of their respective Affiliates is in violation, in any material respect, of any of the Environmental Laws, the non-compliance with which could reasonably be expected to have a material and adverse effect on the assets, business, operations or financial condition of any of the Borrowers or on the ability of each of the Borrowers to perform its obligations under this Agreement or the other Loan Documents to which it is a party; and
(b) None of the Borrowers nor any of their respective Affiliates have (i) owned or operated any facility, property, or location that is or is reasonably expected to be subject to liability to any Official Body or any other person under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 USC § 9601 et seq (“CERCLA”) or under any corresponding state statute or regulation concerning cleanup of waste disposal sites (collectively, “State Superfund Laws”) or (ii) disposed of, treated, transported, or arranged, by contract, agreement or otherwise, for disposal, treatment or transportation of Hazardous Materials in a manner that has resulted in, or could reasonably be expected to result in, liability to any Official Body or any other Person under CERCLA, any State Superfund Laws or any other Environmental Laws, and none of the Borrowers nor any of their respective Affiliates have received written notice of any pending or potential liability to any Official Body or any other Person under CERCLA, any State Superfund Laws or any other Environmental Laws.
(c) No predecessor in interest of any of the Borrowers has arranged, by contract, agreement or otherwise, for the disposal, treatment or transportation of Hazardous Materials in a manner that has resulted in, or could reasonably be expected to result in, liability to any Official Body or any other Person under CERCLA, any State Superfund Laws or any other Environmental Laws, other than such liability that would not have a material and adverse effect on the assets, business, operations or financial condition of any of the Borrowers or on the ability of each of the Borrowers to perform its obligations under this Agreement or the other Loan Documents to which it is a party.
4.20 Proceeds. The Borrowers will use the proceeds of the Revolving Credit Loans for payment of fees associated with the Revolving Credit Loans, working capital, general corporate purposes, letter of credit support and Hedging Contract support. The Borrowers will also use the proceeds of the Revolving Credit Loans to repay its indebtedness to the Existing Lender.
4.21 Margin Stock. The Borrowers will make no borrowing under this Agreement for the purpose of buying or carrying any “margin stock,” as such term is used in Regulation U and related regulations of the Board of Governors of the Federal Reserve System, as amended from time to time. The Borrowers do not own any “margin stock”. The Borrowers are not engaged in the business of extending credit to others for such purpose, and no part of the proceeds of any borrowing under this Agreement will be used to purchase or carry any “margin stock” or to extend credit to others for the purpose of purchasing or carrying any “margin stock.”
4.22 Investment Company Act. None of the Borrowers is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

4.23 Application of Certain Laws and Regulations. None of the Borrowers nor any Affiliate of any of the Borrowers is subject to any statute, rule or regulation which regulates the incurrence of any Indebtedness, including without limitation, statutes or regulations relative to common or interstate carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.
4.24 No Event of Default; Compliance with Agreements. No event has occurred and is continuing and no condition exists which constitutes an Event of Default or Potential Default. None of the Borrowers is (i) in violation of any term of any charter instrument or operating agreement or (ii) in default under any agreement, lease or instrument to which such Borrower is a party or by which it or any of its properties (now owned or acquired in the future) may be subject or bound, except to the extent any such default would not have a material and adverse affect on the assets, business, operations or financial condition of such Borrower or the ability of such Borrower to perform its obligations under this Agreement and the other Loan Documents.
4.25 No Material Adverse Change. Except as described on Schedule 4.25 to this Agreement, since September 27, 2009, there has been no Material Adverse Change with respect to any of the Borrowers or any of the Other Subsidiaries.
4.26 Accurate and Complete Disclosure. No representation or warranty made by the Borrowers under this Agreement or the other Loan Documents and no statement made by the Borrowers in any financial statement (furnished pursuant to Sections 4.12 or 6.01 or otherwise), certificate, report, exhibit or document furnished by the Administrative Borrower to the Lender pursuant to or in connection with this Agreement is false or misleading in any material respect (including by omission of material information necessary to make such representation, warranty or statement not misleading).
4.27 Security Interest. The security interests in the Collateral granted to the Lender pursuant to the Security Agreements (i) constitute and will continue to constitute a perfected security interest under the Code entitled to all of the rights, benefits and priorities provided by the Code; and (ii) except as otherwise permitted under Section 7.01 of this Agreement, are and will continue to be superior and prior to the rights of all third parties existing on the date of this Agreement or arising after the date of this Agreement, whether by lien or otherwise, to the full extent provided by Law. All such action as is necessary or advisable to establish such rights of the Lender has been taken or will be taken at or prior to the time required for such purpose, and there will be upon execution and delivery of the Loan Documents no necessity of any further action in order to preserve, protect and continue such rights, except the filing of continuation statements with respect to such financing statements within six (6) months prior to each five (5) year anniversary of the filing of such financing statements and continued possession by the Lender of the collateral delivered to it. All filing fees and other expenses in connection with each such action shall be paid by the Borrowers and the Lender shall be reimbursed by the Borrowers for any such fees and expenses incurred by the Lender.

4.28 Account Warranties. With respect to all accounts from time to time scheduled, listed or referred to in any certificate, statement or report delivered to the Lender, the Borrowers, individually and collectively, warrant and represent to the Lender that (a) the accounts are genuine, are in all respects what they purport to be, and are not evidenced by a note, instrument or judgment; (b) the accounts represent undisputed, bona fide transactions completed in accordance with the terms and provisions contained in the documents delivered to the Lender with respect to the accounts; (c) no payments have been or will be made on the accounts except payments immediately delivered to the Lender pursuant to this Agreement; (d) except as described on Schedule 4.28, there are no material setoffs, counterclaims or disputes existing or asserted with respect to the accounts and no Borrower has made any agreement with any account debtor for any material deduction from any account; (e) there are no facts, events or occurrences which in any way impair the validity or enforcement of any account; (f) to the best of the Borrowers’ knowledge, all account debtors have the capacity to contract and are solvent; (g) the services furnished and/or goods sold giving rise to any account are not subject to any lien, claim, encumbrance or security interest except that of the Lender; (h) to the best of the Borrowers’ knowledge, there are no proceedings or actions which are threatened or pending against any account debtor which might result in any material adverse change in such account debtor’s financial condition; (i) the account is not an account with respect to which the account debtor is an Affiliate or a director, officer or employee of the Borrowers or any Affiliate; (j) the account does not arise with respect to goods which have not been shipped or arise with respect to services which have not been fully performed and accepted as satisfactory by the account debtor; (k) the account is not an account with respect to which the account debtor’s obligation to pay the account is conditional upon the account debtor’s approval or is otherwise subject to any repurchase obligation or return right, as with sales made on a bill-and-hold, guaranteed sale, sale-and-return, or sale on approval basis; (1) the amounts shown on the applicable certificates, statements, each Borrower’s books and records and all invoices and statements which may be delivered to the Lender with respect to such accounts are actually and absolutely owing to such Borrowers and are not in any way contingent; and (m) the accounts are not accounts which have been factored with a factoring company. The Administrative Borrower shall immediately notify the Lender in the event that any such account ceases to satisfy the above representations and warranties.
4.29 Inventory Warranties. With respect to all inventory from time to time scheduled, listed or referred to in any certificate, statement or report delivered to the Lender, the Borrowers warrant and represent that (a) such inventory is located on the premises listed on the Security Agreements and is not in transit; (b) a Borrower has good, indefeasible and merchantable title to such inventory and such inventory is not subject to any lien or security interest whatsoever except for the security interest granted to the Lender; (c) such inventory is of good and merchantable quality, free from material defects or obsolescence; (d) such inventory is not subject to any licensing, patent, royalty, trademark, trade name or copyright agreements with any third parties; and (e) the completion of manufacture and sale or other disposition of such inventory by the Lender following an Event of Default shall not require the consent of any person and shall not constitutes breach or default under any contract or agreement to which such Borrower is a party or to which the inventory is subject. The Administrative Borrower shall immediately notify the Lender in the event that any such inventory ceases to satisfy the above representations and warranties.

4.30 Swaps. None of the Borrowers is a party to, nor will it be a party to, any swap agreement whereby such Borrower has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited “two-way basis” without regard to fault on the part of either party.
4.31 Solvency. Prior to the Closing Date, each of the Borrowers was Solvent. Effective as of the Closing Date and after giving effect to the Revolving Credit Loans to be made under this Agreement, each of the Borrowers will be Solvent.
ARTICLE V
CONDITIONS OF LENDING
5.01 Initial Loans. The obligation of the Lender to make any Loan on the Closing Date is subject to the accuracy as of the Closing Date of the representations and warranties contained in this Agreement and the other Loan Documents, to the performance by the Borrowers of their obligations to be performed under this Agreement and under the other Loan Documents on or before the Closing Date and to the satisfaction of the following further conditions:
(a) Representations and Warranties; Events of Default and Potential Defaults. The representations and warranties contained in Article IV shall be true and correct on and as of the Closing Date. On the Closing Date, the Administrative Borrower shall have delivered a Certificate to that effect signed by the President or other authorized officer of the Administrative Borrower. On the Closing Date, no Event of Default and no Potential Default shall have occurred and be continuing or exist or shall occur or exist after giving effect to the Loan to be made on such date. On the Closing Date, the Administrative Borrower shall have delivered a Certificate to that effect signed by the President or other authorized officer of the Administrative Borrower.
(b) Proceedings and Incumbency — Borrowers. On the Closing Date, each of the Borrowers shall have delivered to the Lender a certificate, in form and substance satisfactory to the Lender, dated the Closing Date and signed on behalf of such Borrower by the Secretary or other authorized officer of such Borrower, certifying as to (a) true copies of the certificate/articles of incorporation and bylaws of such Borrower, each as in effect on such date; (b) true copies of all corporate action taken by such Borrower relative to this Agreement and the other Loan Documents, including, but not limited to, that described in Section 4.03 of this Agreement; and (c) the names, true signatures and incumbency of the officers of such Borrower authorized to execute and deliver this Agreement and the other Loan Documents. The Lender may conclusively rely on such certificate unless and until a later certificate revising the prior certificate has been furnished to the Lender.

(c) Opinion of Counsel. On the Closing Date, there shall have been delivered to the Lender the written opinion, dated the Closing Date of Harter Secrest & Emery, LLP, counsel for the Borrowers, in substantially the form attached as Exhibit “B” to this Agreement.
(d) Agreement and Notes. On the Closing Date, this Agreement and the Revolving Credit Note, satisfactory in terms, form and substance to the Lender, shall have been executed and delivered by the Borrowers to the Lender.
(e) Security Agreements. On the Closing Date, a Security Agreement, each satisfactory in terms, form and substance to the Lender, shall have been executed and delivered by each of the Borrowers to the Lender and shall be in effect, and all filings contemplated by such Security Agreement shall have been made.
(f) UCC Financing Statements. On or before the Closing, all UCC-1 financing statements to be filed pursuant to the Security Agreements and the other Loan Documents shall have been duly filed and shall be in effect.
(g) Patent Security Agreement. On the Closing Date, a Patent Security Agreement, satisfactory in terms, form and substance to the Lender, shall have been executed and delivered by Ultralife to the Lender, and shall be in effect, and all filings contemplated by such Patent Security Agreement shall have been made.
(h) Trademark Security Agreement. On the Closing Date, a Trademark Security Agreement, each satisfactory in terms, form and substance to the Lender, shall have been executed and delivered by Ultralife to the Lender, and shall be in effect, and all filings contemplated by such Trademark Security Agreements shall have been made.
(i) Pledge Agreements. On the Closing Date, the Pledge Agreement, described in clause (i) of the definition of “Pledge Agreements”, satisfactory in terms, form and substance to the Lender, shall have been executed and delivered by Ultralife to the Lender. Within sixty (60) days after the Closing Date, the Pledge Agreements described in clause (ii) of the definition of “Pledge Agreements”, satisfactory in terms, form and substance to the Lender, shall be executed and delivered by Ultralife to the Lender as required by the Lender.
(j) Negative Pledge Agreement. On the Closing Date, the Negative Pledge Agreement, satisfactory in terms, form and substance to the Lender, shall have been executed and delivered by Ultralife to the Lender.
(k) Subordination Agreement. On the Closing Date, the Subordination Agreement, satisfactory in terms, form and substance to the Lender, shall have been executed and delivered by and among the Lender, William Maher and Ultralife. The Lender shall have received true and correct copies of each document, instrument and agreement governing or evidencing the obligations of Ultralife to William Maher and each such document, instrument and agreement shall be satisfactory in terms, forms and substance to the Lender.

(l) Landlord/Bailee Waivers. On or before the Closing Date, the Borrowers shall have delivered an executed landlord’s waiver or bailee waiver, as applicable, for each Eligible Location and each such landlord or bailee waiver shall be satisfactory to the Lender in form and substance.
(m) Assignment of Claims. On or before the Closing Date, the Borrowers shall have delivered an executed assignment of claims with respect to each contract with the United States government for which the Borrowers intend to have the Accounts arising thereform be “Eligible Accounts”, other than contracts related to the Unassigned US Accounts. Each such assignment of claim shall be satisfactory to the Lender in form and substance and all required Notices of Assignment shall have been submitted to and acknowledged by the appropriate government contracting and disbursing officers.
(n) Borrowing Base; Excess Availability. On the Closing Date, the Borrowers shall have delivered a Borrowing Base certificate, dated as of the Closing Date and satisfactory in form and substance to the Lender, showing an Excess Availability in excess of $7,500,000 after giving effect to the Revolving Loans to be made on the Closing Date.
(o) Operating Accounts; Cash Management. The Borrowers shall have established its operating accounts and cash management systems at Citizens Bank, N.A. or another Lender Affiliate designated by the Lender.
(p) Other Documents and Conditions. On or before the Closing Date, the following documents and conditions shall have been delivered or satisfied by or on behalf of the Borrowers to the Lender:
(i) Good Standing and Tax Lien Certificates. Good Standing Certificate of the Department of State of its jurisdiction of incorporation certifying to the good standing and corporate status of each of the Borrowers, good standing/foreign qualification certificates from other jurisdictions in which each of the Borrowers is qualified to do business and tax lien or similar certificates of each of the Borrowers from each jurisdiction in which each of the Borrowers is qualified to do business.
(ii) Financial Statements and Projections — Borrowers. Financial statements and projections of Ultralife and its Subsidiaries, in form and substance satisfactory to the Lender, as described in Section 4.12 of this Agreement, including any available management letters. Lender shall have had an opportunity to discuss Ultralife’s consolidated financial statements for the fiscal year ending December 31, 2009 with the auditors of such statements and the results of such discussions shall have been satisfactory to the Lender in its sole discretion.
(iii) Insurance. Evidence, in form and substance satisfactory to the Lender, that the business and all assets of the Borrowers are adequately insured, together with a copy of each casualty insurance policy or policies evidencing coverage satisfactory to the Lender and endorsements providing that the Lender has been named as additional insured and lenders loss payee on all policies of insurance covering the Collateral (as defined in the Security Agreements).

(iv) Inventory Appraisal. An appraisal, satisfactory in form and substance to the Lender, of the inventory appraisal conducted by Great American Group dated September 2009 and addressed to the Lender.
(v) Lien Search. Copies of record searches (including UCC searches, real property title reports, and judgment, suits, tax and other lien searches) evidencing that the Lender has a first priority security interest in the Collateral described in the Security Agreements, except as otherwise provided in Section 7.01 of this Agreement.
(vi) No Material Adverse Change. Evidence satisfactory to the Lender that no Material Adverse Change has occurred with respect to the Borrowers since September 27, 2009, other than the matters described on Schedule 4.25 to this Agreement.
(vii) Evidence of Ownership. Evidence satisfactory to the Lender regarding the identity of each beneficial owner of common shares of Ultralife holding in excess of five percent (5%) of such shares as of the date of this Agreement.
(viii) Pay-off Letter. A pay-off letter from the Existing Lender indicating the amount of outstanding indebtedness to be repaid and confirming that its liens and security interests will be released upon its receipt of such amount.
(ix) Termination Statements — Releases. Evidence satisfactory to the Lender that UCC termination or release statements with respect to the liens on the Borrowers’ property not permitted under Section 7.01 of this Agreement have been filed or satisfactory arrangements have been made for such filing.
(x) Other Documents and Conditions. Such other documents and conditions as may be required to be submitted to the Lender by the terms of this Agreement or of any Loan Document.
(q) Details, Proceedings and Documents. All legal details and proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory to the Lender and the Lender shall have received all such counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance satisfactory to the Lender, as the Lender may from time to time request.
(r) Fees and Expenses. The Borrowers shall have paid all fees and charges as required for the Closing and relating to the Closing, including legal fees, closing costs, filing and notary fees, and any other similar matters pertinent to the closing.
5.02 Each Additional Loan. At the time of making any Loans other than Loans made on the Closing Date and after giving effect to the proposed borrowings, the representations and warranties of the Borrowers contained in Article IV of this Agreement shall be true on and as of the date of such additional Loan with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein), and the Borrowers shall have performed and complied with all covenants and conditions of this Agreement; no Event of Default or Potential Default shall have occurred and be continuing or shall exist, the making of the Loans shall not contravene any Law applicable to the Borrowers or Lender, and the Administrative Borrower shall have delivered to the Lender a duly executed and completed Borrowing Base Certificate.

ARTICLE VI
AFFIRMATIVE COVENANTS
The Borrowers, individually and collectively, covenant to the Lender, unless the Lender shall otherwise consent in writing, as follows:
6.01 Reporting and Information Requirements.
(a) Annual Audited Reports. As soon as practicable, and in any event within one hundred twenty (120) days after the close of each fiscal year of Ultralife, the Administrative Borrower will furnish to the Lender audited consolidated statements of income, retained earnings and cash flow of Ultralife and its Subsidiaries for such fiscal year and an audited consolidated balance sheet of Ultralife and its Subsidiaries as of the close of such fiscal year, and notes to each, all in reasonable detail, setting forth in comparative form the corresponding figures for the preceding fiscal year, prepared in accordance with generally accepted accounting principles applied on a basis consistent with that of the preceding fiscal year (except for changes in application in which such accountants concur) with such statements and balance sheet to be certified by independent certified public accountants of recognized standing selected by the Administrative Borrower and reasonably satisfactory to the Lender. The certificate or report of such accountants shall be free of exception or qualifications not acceptable to the Lender and shall in any event contain a written statement of such accountants substantially to the effect that such accountants examined such statements and balance sheet in accordance with generally accepted auditing standards.
(b) Monthly Reports. As soon as practicable, and in any event within thirty (30) days after the close of each calendar month, during the term of this Agreement, the Administrative Borrower will furnish to the Lender consolidated and consolidating statements of income for Ultralife and its Subsidiaries for such month and for the portion of the fiscal year to the end of such month, and a consolidated and consolidating balance sheet of Ultralife and its Subsidiaries as of the close of such month, all in reasonable detail. All such income statements and balance sheets shall be prepared by the Administrative Borrower and certified by the President, Treasurer or Chief Financial Officer of the Administrative Borrower as presenting fairly the financial position of Ultralife and its Subsidiaries as of the end of such month and the results of its operations for such periods, subject to year end adjustment, in conformity with generally accepted accounting principles applied in a manner consistent with that of the most recent audited financial statements furnished to the Lender.

(c) Compliance Certificate. Within one hundred twenty (120) days after the end of each fiscal year of Ultralife, and within thirty (30) days after the end of each fiscal quarter of the Borrower, the Administrative Borrower will deliver to the Lender a certificate, in the form attached to this Agreement as Exhibit “C,” dated as of the end of such fiscal year or quarter, as the case may be, signed on behalf of the Administrative Borrower by its President, Treasurer or Chief Financial Officer, including a calculation of the financial maintenance covenants set forth in Section 7.16 of this Agreement, and stating that, as of the date of the certificate, no Event of Default or Potential Default has occurred and is continuing or exists, or if an Event of Default or Potential Default has occurred and is continuing or exists, specifying in detail the nature and period of existence of the Event of Default or Potential Default and any action taken or contemplated to be taken by the Borrowers.
(d) Borrowing Base Certificate. Each week, and more frequently upon the Lender’s request, the Administrative Borrower will deliver to the Lender a completed Borrowing Base Certificate, in the form attached hereto as Exhibit “D”, setting forth the borrowing base calculations for each of the Borrowers, on a consolidating and consolidated basis, together with, if requested by the Lender, an appropriately completed Collections Report, on a form supplied by, and satisfactory to, the Lender, and such back up documentation and evidence as the Lender shall reasonably request.
(e) Accounts Receivable Statements and Collateral Reports. Within fifteen (15) days after the end of each calendar month, and more frequently upon the Lender’s request, the Administrative Borrower will deliver to the Lender (i) a schedule of each of the Borrower’s accounts receivable, identifying all Eligible Accounts and the aging thereof by open invoice of each customer owed to such Borrower, (ii) an Accounts Receivable Reconciliation in the form of Exhibit “E”, and (iii) a Monthly Collateral Recap on a form supplied by, and satisfactory to, the Lender; and (iv) such other reports concerning the Eligible Accounts as the Lender shall require, all certified as to accuracy by the President, Treasurer or Chief Financial Officer of the Administrative Borrower and all in such form as the Lender shall require. The reports delivered under this clause (f) shall be prepared and delivered to the Lender on a consolidated and consolidating basis. The Administrative Borrower shall also provide the Lender with all information requested by the Lender with respect to any account debtor.
(f) Accounts Payable Statements. Within fifteen (15) days after the end of each calendar month, and more frequently upon the Lender’s request, the Administrative Borrower will deliver to the Lender a detailed listing of each of the Borrower’s existing accounts payable on a consolidating and consolidated basis, specifying the names of each creditor and the amount owed to such creditor and such matters and information relating to the status of Borrowers’ accounts payable so scheduled as the Lender may from time to time reasonably request. The reports delivered under this clause (g) shall be prepared and delivered to the Lender on a consolidated and consolidating basis.
(g) Inventory Certifications. Within fifteen (15) days after the end of each calendar month, and more frequently upon the Lender’s request, the Administrative Borrower will deliver to the Lender a current schedule of the inventory of each of the Borrower’s in the form and substance satisfactory to the Lender and a FIFO basis, itemizing and describing the kind, type, quality and quantity of such inventory, as determined by physical counts taken annually, each Borrower’s costs therefor and selling price thereof, and the daily withdrawals therefrom and additions thereto, and such other matters relating to the status of the inventory so scheduled as the Lender may from time to time reasonably request. The reports delivered under this clause (h) shall be prepared and delivered to the Lender on a consolidated and consolidating basis.

(h) Audit Reports. Promptly upon receipt thereof, the Administrative Borrower will deliver to the Lender one copy of each other report submitted to the Administrative Borrower by independent accountants, including “comment” or management letters, in connection with any annual, interim or special audit report made by them of the books of any of the Borrowers.
(i) Guarantors’ Financial Statements. As soon as practicable, and in any event within one hundred twenty (120) days after the close of each fiscal year of each Guarantor, the Administrative Borrower will furnish to the Lender financial statements of such Guarantor for such fiscal year, all in reasonable detail and in such form as the Lender shall reasonably request.
(j) Projections. Not taken later than thirty (30) days prior to the commencement of the applicable fiscal year, the Administrative Borrower will deliver to the Lender an annual budget of the Borrowers, prepared on a consolidated and consolidating basis, for such fiscal year, together with projections of profit and loss statements, cash flows, balance sheets and revolving credit availability prepared on a quarterly basis.
(k) Visitation; Audits. Up to three (3) times in each year during the term of this Agreement, each of the Borrowers will permit such persons as the Lender may designate to visit and inspect any of its properties, to conduct field examinations of the collateral, to examine, and to make copies and extracts from, its books and records and to discuss its affairs with its officers, employees and independent accountants during normal business hours and after reasonable notice, unless an Event of Default shall have occurred and be continuing, in which case at such times and as often as the Lender may request. The Borrowers shall pay to the Lender the Lender’s then current field examination fee ($900 per person-day as of the date of this Agreement) and shall reimburse the Lender for the Lender’s out-of-pocket costs in connection with any such audit. Each of the Borrowers authorizes its officers, employees and independent accountants to discuss with the Lender its affairs.
(l) Inventory Appraisals. Upon the Lender’s request, the Borrowers shall, at their expense, no more than one (1) time in any twelve (12) month period, but at any time or times as the Lender may request on or after an Event of Default, deliver or cause to be delivered to the Lender written appraisals as to the inventory of the Borrowers in form, scope and methodology acceptable to the Lender and by an appraiser acceptable to the Lender, addressed to the Lender and upon which the Lender is expressly permitted to rely. The first such appraisal shall be delivered to the Lender not more than ninety (90) days after the Closing Date.

(m) Notice of Event of Default. Promptly upon becoming aware of an Event of Default or Potential Default, the Administrative Borrower will give the Lender notice of the Event of Default or Potential Default, together with a written statement of the President, Treasurer or Chief Financial Officer of the Administrative Borrower, setting forth the details of the Event of Default or Potential Default and any action taken or contemplated to be taken by the Borrowers.
(n) Notice of Material Adverse Change. Promptly upon becoming aware thereof, the Administrative Borrower will give the Lender telephonic or telegraphic notice (with written confirmation set on the same or next Business Day) about any Material Adverse Change.
(o) Exchange Act Filings. Promptly after the same become publicly available, the Administrative Borrower will deliver to the Lender notice of the availability at http://www.sec.gov and/or http://www.edgar-online.com of, or alternatively shall provide copies of, any periodic and other reports, proxy statements and other materials filed by Ultralife with the Securities and Exchange Commission, or any Official Body succeeding to any or all of the functions of the Securities and Exchange Commission, or with any national securities exchange, or distributed by Ultralife to its shareholders generally, as the case may be. All such statements and filings shall be filed in compliance with the Exchange Act and other applicable securities laws.
(p) Rating Agencies. Promptly after Moody’s or S&P shall have announced a change in the rating established or deemed to have been established for any of Ultralife’s Debt, the Administrative Borrower will deliver to the Lender written notice of such rating change.
(q) Reports to Governmental Agencies and other Creditors. With reasonable promptness, the Administrative Borrower will deliver to the Lender copies of all such financial reports, statements and returns which any of the Borrowers shall file with any federal or state department, commission, board, bureau, agency or instrumentality, other than the Exchange Act filings described in Section 6.01(o) of this Agreement, and any report, statement or return delivered by a Borrowers to any supplier or other creditor.
(r) Notice of Proceedings. Promptly upon becoming aware thereof, the Administrative Borrower will give the Lender notice of the commencement, existence or threat of all proceedings by or before any Official Body against or affecting any of the Borrowers which, if adversely decided, would have a material adverse effect on the assets, business, operations or financial condition of such Borrower.
(s) Updates to Schedules. In the event that any of the information or disclosures provided on any of the Schedules attached to this Agreement become incorrect in any material respect, the Administrative Borrower shall promptly provide the Lender in writing with such revisions or updates to such Schedule as may be necessary or appropriate to correct such Schedule (except to the extent that the Administrative Borrower has given the Lender written notice under this Section 6.01); provided, however, that no Schedule shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until the Lender, in its sole discretion, shall have accepted in writing such revisions or updates to such Schedule.

(t) Further Information. The Administrative Borrower will promptly furnish to the Lender such other information concerning the Borrowers and the Collateral granted under the Security Agreements, and in such form, as the Lender may reasonably request from time to time.
6.02 Preservation of Existence and Franchises. Each of the Borrowers will maintain, and shall cause each Subsidiary to maintain, its corporate existence, rights and franchises in full force and effect in its jurisdiction of incorporation. Each of the Borrowers will qualify and remain qualified, and shall cause each Subsidiary to qualify and remain qualified, as a foreign corporation in each jurisdiction in which failure to receive or retain qualification would have a material adverse effect on the assets, business, operations or financial condition of such Borrower.
6.03 Insurance. Each of the Borrowers will maintain, and shall cause each Subsidiary to maintain, with financially sound and reputable insurers insurance with respect to its properties and business and against such liabilities, casualties and contingencies and of such types and in such amounts as is satisfactory to the Lender and as is customary in the case of corporations or other entities engaged in the same or similar business or having similar properties similarly situated. The Administrative Borrower will add the Lender as lenders loss payee to all policies of insurance which insure against loss of or damage to the Collateral (as defined in the Security Agreements) to provide the Lender with thirty (30) days’ advance notice of the termination of any such policy of insurance.
6.04 Maintenance of Properties. Each of the Borrowers will maintain, and shall cause each Subsidiary to maintain, or cause to be maintained in good repair, working order and condition the properties now or in the future owned, leased or otherwise possessed by the Borrowers and shall make or cause to be made all needful and proper repairs, renewals, replacements and improvements to the properties so that the business carried on in connection with the properties may be properly and advantageously conducted at all times. The Administrative Borrower shall notify the Lender prior to any change in the location of any of its properties or business.
6.05 Payment of Liabilities. The Borrowers will pay or discharge, and cause each Subsidiary to pay or discharge:
(a) on or prior to the date on which penalties attach, all taxes, assessments and other governmental charges or levies imposed upon it or any of its properties or income except taxes, assessments or charges subject to good faith dispute for which such Borrower or Subsidiary has created adequate reserves on its books;
(b) on or prior to the date when due, all lawful claims of materialmen, mechanics, carriers, warehousemen, landlords and other like persons which, if unpaid, might result in the creation of a Lien upon any of its property, except such claims which are subject to good faith dispute and as to which such Borrower or Subsidiary has created adequate reserves on its books;

(c) on or prior to the date when due, all other lawful claims which, if unpaid, might result in the creation of a Lien upon any of its property, except such claims which are subject to good faith dispute and as to which such Borrower or Subsidiary has created adequate reserves on its books;
(d) all intercompany trade liabilities so that none is due more than sixty (60) days after the invoice date for each such liability owing to another Borrower or Subsidiary, as the case may be; and
(e) all other current liabilities so that none is due more than ninety (90) days after the due date for each liability, except current liabilities which are subject to good faith dispute and as to which such Borrower or Subsidiary has created adequate reserves on its books.
6.06 Financial Accounting Practices. The Borrowers will make and keep, and cause each Subsidiary to make and keep, books, records and accounts in conformity with generally accepted accounting principles applied in a manner consistent with past practice.
6.07 Compliance with Laws. The Borrowers shall comply, and cause each Subsidiary to comply, with all applicable Laws including, without limitation, all applicable Environmental Laws, the non-compliance with which could reasonably be expected to result in Lender Environmental Damages or have a material and adverse effect on the assets, business, operations or financial condition of any of the Borrowers or on the ability of each of the Borrowers to perform its obligations under this Agreement or the other Loan Documents to which it is a party.
6.08 Pension Plans. The Borrowers shall (a) keep in full force and effect any and all Plans which are presently in existence or may, from time to time, come into existence under ERISA unless such Plans can be terminated without material liability to the Borrowers in connection with such termination; (b) make contributions to all of the Borrower’s Plans in a timely manner and in a sufficient amount to comply with the requirements of ERISA; (c) comply with all material requirements of ERISA which relate to such Plans so as to preclude the occurrence of any Reportable Event, Prohibited Transaction (other than a Prohibited Transaction subject to an exemption under ERISA) or material “accumulated funding deficiency” as such term is defined in ERISA; and (d) notify the Lender immediately upon receipt by the Borrower of any notice of the institution of any proceeding or other action which may result in the termination of any Plan. With respect to any Plan, the Administrative Borrower shall deliver to the Lender, promptly after the filing or receipt thereof, copies of all reports or notices which any of the Borrowers files or receives under ERISA with or from the Internal Revenue Service, the Pension Benefit Guaranty Corporation, or the U.S. Department of Labor, other than reports or notices which do not materially or adversely (i) affect such Borrower, its business, assets or financial condition, or (ii) such Borrower’s ability to perform its obligations under this Agreement.

6.09 Continuation of and Change in Business. The Borrowers will continue to engage in the businesses and activities described in Schedule 4.10 to this Agreement and the Borrowers will not engage in any other businesses or activities without prior written consent of the Lender.
6.10 Use of Proceeds. The Borrowers will use the proceeds of the Revolving Credit Loans for payment of fees associated with the Revolving Credit Loans, working capital, general corporate purposes, letter of credit support and Hedging Contract support. The Borrowers will also use a portion of the proceeds of the Revolving Credit Loans to repay its indebtedness to the Existing Lender.
6.11 Lien Searches. The Lender may, but shall not be obligated to, conduct lien searches of the Borrowers and their respective assets and properties on an annual basis and at such other times as the Lender, in its sole discretion, may determine to be necessary. The Borrowers shall reimburse the Lender for the Lender’s out-of-pocket costs in connection with such lien searches.
6.12 Environmental Matters. The Borrowers shall comply, and cause each Subsidiary to comply, with all reasonable requests made by the Lender relating to compliance with all applicable Environmental Laws and regulations, including, without limitation, performance of tests and studies regarding environmental status of Borrowers’ principal places of business and correction of violations of any applicable Environmental Laws and regulations that could reasonably be expected to have a material and adverse effect on the assets, business, operations or financial condition of any of the Borrowers or on the ability of each of the Borrowers to perform its obligations under this Agreement or the other Loan Documents to which it is a party. Within forty-five (45) days after the end of each fiscal year, the Administrative Borrower shall provide the Lender with a letter or certificate, satisfactory in form and substance to the Lender, confirming that the Borrowers are not in violation of any Environmental Laws the non-compliance with which could reasonably be expected to have a material and adverse effect on the assets, business, operations or financial condition of any of the Borrowers or on the ability of each of the Borrowers to perform its obligations under this Agreement or the other Loan Documents to which it is a party.
6.13 Cash Management and Operating Accounts. Each of the Borrowers shall establish and maintain at Citizens Bank, N.A. or another Lender Affiliate designated by the Lender, its operating accounts, blocked accounts and cash management accounts for the Security Agreements. Each if the Borrowers will, upon the Lender’s request, establish and maintain a lockbox account for the collection of the Accounts with Citizens Bank, N.A. or another Lender Affiliate designed by the Lender. In the event that any Borrower establishes, with the Lender’s prior written consent, an operating account at a financial institution which is not a Lender Affiliate, the Lender shall receive a Deposit Control Agreement or Blocked Account Agreement, satisfactory in terms, form and substance to the Lender (in either case, a “Blocked Account Agreement”), to perfect the Lender’s security interests in such account.

6.14 Interest Rate Protection. On the Closing Date, or within thirty (30) days after the Closing Date, the Administrative Borrower shall have entered into an interest rate protection agreement with a Lender Affiliate (or another financial institution acceptable to the Lender) for a period of at least one year in an amount equal to at least seventy percent (70%) of the aggregate principal amount of the Revolving Credit Loans funded on the Closing Date and with such other terms and conditions as shall be acceptable to the Lender Affiliate (the “Interest Rate Protection Agreement”). Documentation for the Interest Rate Protection Agreement shall be as that in a standard International Swap Dealer Association Agreement, shall provide for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, shall be reasonably satisfactory to the Lender and the Lender Affiliate. The Interest Rate Protection Agreement shall be deemed to be a Hedging Contract under this Agreement.
6.15 Equipment Leasing Commitment Letter. On or before March 31, 2010, the Borrowers shall have received a commitment letter for an equipment leasing transaction, on terms and pursuant to documentation satisfactory to the Lender, with an equipment lender acceptable to the Lender (the “Equipment Lessor”). On or before such date, the Lender and the Borrowers shall have received confirmation that an intercreditor agreement, satisfactory in terms, form and substance to the Lender, shall be entered into with the Equipment Lessor.
6.16 Further Assurances. Each of the Borrowers, at the Borrowers’ own cost and expense, will cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as the Lender may from time to time reasonably request in order more effectively to carry out the intent and purposes of this Agreement and the transactions contemplated by this Agreement and to cause the security interest or interests, the liens, or conveyance granted under the Security Agreements or any other Loan Documents to be, at all times, valid, perfected and enforceable against each of the Borrowers and all third parties.
ARTICLE VII
NEGATIVE COVENANTS
During the term of this Agreement, the Borrowers, individually and collectively, covenant and agree that, unless the Lender shall otherwise consent in writing, the Borrowers will not and will not allow any Subsidiary to:
7.01 Liens. Create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or acquired in the future, or agree to become liable to do so, except the following, being collectively referred to herein as the “Permitted Encumbrances”:
(a) Liens existing on the Closing Date and described in Schedule 7.01 to this Agreement, Liens in favor of the Lender, and Liens securing Debt permitted under Section 7.02 of this Agreement;
(b) Liens arising from taxes, assessments, charges, levies or claims described in Section 6.05(a) of this Agreement that are not yet due or that remain payable without penalty or to the extent permitted to remain unpaid under the exception to Section 6.05(a) of this Agreement;

(c) deposits or pledges to secure worker’s compensation, unemployment insurance, old age benefits or other social security obligations, or in connection with or to secure the performance of bids, tenders, trade contracts or leases, or to secure statutory obligations, or stay, surety or appeal bonds, or other pledges or deposits of like nature and all in the ordinary course of business;
(d) mechanics’, carriers’, workmen’s, repairmen’s or similar liens arising in the ordinary course of business in respect of obligations which are not overdue, or deposits made to obtain the release of such mechanics’, carriers’, workmen’s, repairmen’s or similar liens which are being contested in good faith by appropriate proceedings and with respect to which the Borrower has created reserves which are determined to be adequate by the application of GAAP consistently applied; and
(e) zoning restrictions, easements, minor restrictions on the use of real property, minor irregularities in title to real property and other minor Liens that do not secure the payment of money or the performance of an obligation and that do not in the aggregate materially detract from the value of a property or asset to, or materially impair its use in the business of, the Borrower.
7.02 Debt. Create, incur, assume or suffer to exist any Debt, except:
(a) Debt under this Agreement, the Notes, the other Loan Documents or under any other document, instrument or agreement between the Borrowers (or any one or more of them) and the Lender;
(b) Debt existing on the Closing Date and described in Schedule 7.02 to this Agreement, provided, however, that none of such indebtedness shall be extended, renewed or refinanced without the prior written consent of the Lender;
(c) current accounts payable, accrued expenses and other current items arising out of transactions (other than borrowings and other than those described in clause (d) below) in the ordinary course of business;
(d) current intercompany accounts payable, accrued expenses and other current items arising out of transactions among Borrowers and/or Subsidiaries in the ordinary course of business, provided that no such payable, expense or other item is due more than sixty (60) days after the invoice date therefor;
(e) Hedging Obligations to the Lender or any Lender Affiliate (or other financial institution acceptable to the Lender in accordance with Section 6.14 of this Agreement);

(f) Capitalized Lease Obligations described in Section 6.15 to this Agreement;
(g) Debt secured by purchase money security interests and capitalized leases in equipment and fixtures, provided that the aggregate principal amount (including Capitalized Lease Obligations) of all such additional Debt shall not exceed $500,000 in any fiscal year of the Borrower and provided that the liens and security interests securing such indebtedness are limited to the specific identified asset purchased with such indebtedness; and
(h) Debt of any Subsidiary or any Borrower to Ultralife, subject in each case to the limitations set forth in Section 7.04 of this Agreement.
7.03 Guarantees and Contingent Liabilities. Directly or indirectly assume, guarantee, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other person, firm or entity, except:
(a) guarantees existing on the Closing Date and described on Schedule 7.03 to this Agreement, provided, however, that, except as permitted under clause (b) of this Section 7.03, the maximum obligation represented by any such guarantee (as disclosed on Schedule 7.03 to this Agreement) shall not be increased without the prior written consent of the Lender; and
(b) guarantees made or given by any Borrower after the Closing Date of indebtedness of any other Borrower or Subsidiary and by any Subsidiary of indebtedness of any Borrower, provided that (i) the aggregate sum of all such guarantees shall not in any event exceed $2,000,000 at any one time outstanding, and (ii) no such guarantee shall be secured by any of the assets of the guarantor.
7.04 Loans and Investments. Make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) in, or any other interest in, or make any capital contribution to, any other person, including any Subsidiary, or agree, become or remain liable to do any of the foregoing, except:
(a) loans, advances and investments existing on the Closing Date and described on Schedule 7.04 to this Agreement, provided, however, that, except as permitted under clauses (b), (c) or (d) of this Section 7.04, the principal outstanding amount of any such loan, advance or investment shall not be increased without prior written consent of the Lender.
(b) loans or other advances and/or investments made by Ultralife after the Closing Date to or in any of the other Borrowers in an aggregate amount not to exceed $1,000,000 at any one time outstanding.
(c) loans or other advances and/or investments made by Ultralife after the Closing Date to or in Able New Energy – Hong Kong and/or Able New Energy — China not to exceed $2,000,000 at any one time outstanding, and

(d) loans or other advances and/or investments made by Ultralife after the Closing Date to or in Ultralife UK and/or Ultralife India in an aggregate amount not to exceed $1,000,000 at any one time outstanding (notwithstanding the existence of any revolving credit commitment which Ultralife has provided or may provide to Ultralife UK).
The Borrowers will not, and will not allow any Subsidiary to, make any loans or other advances and/or investments to or in any Subsidiary which is not a Subsidiary as of the Closing Date.
7.05 Dividends and Related Distributions. Declare, make, pay, or agree, become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of any shares of the capital stock of Ultralife or on account of the purchase, redemption, retirement or acquisition of any shares of the capital stock (or warrants, options or rights for any shares of the capital stock) of Ultralife.
7.06 Leases. Enter into or suffer to remain in effect any agreement to lease, as lessee, any real or personal property, except:
(a) leases cancelable by the lessee without penalty on not more than thirty (30) days’ notice;
(b) leases existing on the Closing Date and described on Schedule 7.06 to this Agreement; and
(c) leases of personal property (other than Capitalized Lease Obligations) not listed on Schedule 7.06 having aggregate rentals not in excess of $300,000 in any fiscal year of the Borrower.
7.07 Merger; Consolidation; Business Acquisitions. Merge or agree to merge with, or acquire any material portion of the stock or assets or business of, any other person, corporation, firm or other entity, other than a Borrower or a Subsidiary.
7.08 Dispositions of Assets. Sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any properties or assets, tangible or intangible, to any other person, corporation, firm or other entity, other than a Borrower, except for sales of inventory in the ordinary course of business.

7.09 Self-Dealing. Enter into or carry out any loan, advance or other transaction (including, without limitation, purchasing property or services or selling property or services) with any Affiliate except that:
(a) Affiliates of a Borrower may render services to such Borrower for compensation at the same rates generally paid by corporations engaged in the same or similar businesses for the same or similar services; and
(b) a Borrower may, with the prior written consent of the Lender, enter into and carry out other transactions with Affiliates if in the ordinary course of business, pursuant to the reasonable requirements of the Borrower’s business upon terms reasonably found by the board of directors of the Borrower after due inquiry to be fair and reasonable and no less favorable to the Borrower than would be obtained in a comparable arm’s-length transaction.
7.10 Margin Stock. Use the proceeds of any Loans directly or indirectly to purchase or carry any “margin stock” (within the meaning of Regulations U, G, T, or X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying, directly or indirectly, any margin stock.
7.11 Consolidated Tax Returns. File, or consent to the filing of, any consolidated income tax return with any person, corporation, firm or other entity, other than a Subsidiary.
7.12 Ownership and Control. Except as provided on Schedule 4.07 to this Agreement, directly or indirectly, issue, transfer, sell or otherwise dispose of any interest in any Borrower or any Subsidiary to any other person, corporation, firm or other entity, other than to a Borrower.
7.13 Changes in Organizational Documents. Amend in any respect its articles of organization (including any provisions or resolutions relating to membership units), operating agreement or other organizational documents without providing at least thirty (30) calendar days’ prior written notice to the Lender.
7.14 Foreign Assets Control Regulations, Etc. Become a “blocked person” as described in the Executive Order, the Trading with the Enemy Act or the Foreign Assets Control Regulations or engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”. In addition, none of the requesting or borrowing of the Loans or the requesting or issuance, extension or renewal of any Letter of Credit or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 USC §1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (including, but not limited to (a) Executive order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56).
7.15 Negative Pledges. Enter into any agreement (for purposes of this Section 7.15, a “Negative Pledge”) with any Person which prohibits any of the Borrowers or any of the Subsidiaries from granting any Liens to the Lender, in the Collateral or the other assets or properties of such Borrower or Subsidiary, other than Negative Pledges granted in connection with indebtedness secured by purchase money security interests and capitalized leases permitted under Section 7.02(f) and Section 7.02(g), provided that any such Negative Pledge granted in accordance with this clause be limited to the asset acquired and be an ordinary and customary requirement of such purchase money financing.

7.16 Financial Maintenance Covenants.
(a) Permit or suffer the Fixed Charge Coverage Ratio to be less than 1.20 to 1.00 as of March 28, 2010, or as of any fiscal quarter end thereafter.
(b) Permit or suffer the Excess Availability to be less than $3,000,000 at any time.
ARTICLE VIII
DEFAULTS
8.01 Events of Default. An “Event of Default” means the occurrence or existence of one or more of the following events or conditions (whatever the reason for such Event of Default and whether voluntary, involuntary or effected by operation of Law):
(a) The Borrowers shall fail to pay principal or interest on the Loans when due; or
(b) The Borrowers shall fail to pay when due any other fee, or other amount payable pursuant to this Agreement, the Notes, the Security Agreement, any of the other Loan Documents or any other document, instrument or agreement creating, evidencing or governing indebtedness of the Borrowers to the Lender, including all agreements between the Lender or any Lender Affiliate and a Borrower which give rise to Hedging Obligations, and such failure shall have continued for a period of ten (10) days or for any other applicable grace period; or
(c) Any representation or warranty made by the Borrowers under this Agreement or any of the other Loan Documents or by any Guarantor under a Guaranty Agreement or any statement made by any Borrower or any Guarantor in any financial statement, certificate, report, exhibit or document furnished by or for the Borrowers or the Guarantors, as the case may be, to the Lender pursuant to this Agreement or the other Loan Documents shall prove to have been false or misleading in any material respect as of the time when made; or
(d) The Lender’s security interest under any of the Security Agreements is or shall become unperfected; or
(e) The Borrowers shall be in default in the performance or observance of Sections 6.04, 6.06, 6.11 and 6.16 of this Agreement and such default shall continue for a period of fifteen (15) days after the Lender shall have given notice to the Administrative Borrower of such default; or
(f) The Borrowers shall be in default in the performance or observance of any other covenant, agreement or duty under this Agreement, the other Loan Documents or any Hedging Contract beyond any applicable grace or cure period expressly provided in such Loan Document; or

(g) A Borrower shall (i) default (as principal or guarantor or other surety) in any payment of principal of or interest on any obligation (or set of related obligations) for borrowed money, beyond any period of grace with respect to the payment or, if an obligation (or set of related obligations), is or are payable or repayable on demand, fails to pay or repay such obligation or obligations when demanded, or (ii) default in the observance of any other covenant, term or condition contained in any agreement or instrument by which an obligation (or set of related obligations), is or are created, secured or evidenced, if the effect of such default is to cause, or to permit the holder or holders of such obligation or obligations (or a trustee or agent on behalf of such holder or holders) to cause, all or part of such obligation or obligations to become due before its or their otherwise stated maturity; or
(h) One or more judgments for the payment of money shall have been entered against a Borrower, which judgment or judgments shall have remained undischarged or unstayed for a period of thirty (30) days; or
(i) A writ or warrant of attachment, garnishment, execution, distraint or similar process shall have been issued against a Borrower or any of its properties which shall have remained undischarged or unstayed for a period of thirty (30) days; or
(j) The indictment or threatened indictment of a Borrower or any guarantor under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against Borrower or any Guarantor pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any of the property of the Borrowers or such Guarantor;
(k) A Material Adverse Change has occurred; or
(l) A Change of Control shall occur or exist; or
(m) NASDAQ either delists the Ultralife securities that are currently included for quotation on the NASDAQ Global Market or issues a delisting determination letter to Ultralife for said securities; or
(n) A proceeding shall be instituted in respect of any of the Borrowers:
(i) seeking to have an order for relief entered in respect of such Borrower, or seeking a declaration or entailing a finding that such Borrower is insolvent or a similar declaration or finding, or seeking dissolution, winding-up, charter revocation or forfeiture, liquidation, reorganization, arrangement, adjustment, composition or other similar relief with respect to such Borrower, its assets or its debts under any law relating to Bankruptcy, insolvency, relief of debtors or protection of creditors, termination of legal entities or any other similar law now or in the future in effect; or

(ii) seeking appointment of a receiver, trustee, custodian, liquidator, assignee, sequestrator or other similar official for such Borrower or for all or any substantial part of its property; or
(o) A Borrower shall become insolvent, shall become generally unable to pay its debts as they become due, shall voluntarily suspend transaction of its business, shall make a general assignment for the benefit of creditors, shall institute a proceeding described in Section 8.01(n)(i) of this Agreement or shall consent to any order for relief, declaration, finding or relief described in Section 8.01(n)(i) of this Agreement, shall institute a proceeding described in Section 8.01(n)(ii) of this Agreement or shall consent to the appointment or to the taking of possession by any such official of all or any substantial part of its property whether or not any proceeding is instituted, dissolves, winds-up or liquidates itself or any substantial part of its property, or shall take any action in furtherance of any of the foregoing.
8.02 Consequences of an Event of Default.
(a) If an Event of Default specified in Sections 8.01(a) through (m) of this Agreement occurs and continues or exists, the Lender will be under no obligation to make Loans and may demand the unpaid principal amount of the Notes, interest accrued on the unpaid principal amount and all other amounts owing by the Borrowers under this Agreement and the other Loan Documents to be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are expressly waived, and an action for any amounts due shall accrue immediately.
(b) If an Event of Default specified in Section 8.01(n) or (o) of this Agreement occurs and continues or exists, the Lender will be under no further obligation to make Loans and the unpaid principal amount of the Notes, interest accrued on the unpaid principal amount and all other amounts owing by the Borrowers under this Agreement and the other Loan Documents shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are expressly waived, and an action for any amounts due shall accrue immediately.
(c) If an Event of Default occurs and continues or exists, the Lender may, without notice to the Administrative Borrower increase the rate of interest applicable to the Loans to the rate of interest applicable to the Loans to the rate of interest specified in Section 3.02 of this Agreement.
(d) If an Event of Default occurs or exists, the Lender may, in its sole discretion, reduce the Borrowing Base by adjusting the advance rates or by creating such additional reserves as the Lender shall, in its sole discretion, deem appropriate.
(e) If an Event of Default occurs and continues or exists, the Lender may, upon notice to the Administrative Borrower, require the Borrowers to cause cash to be deposited and maintained in an account with Lender, as cash collateral, in an amount equal to one hundred and five percent (105%) of the outstanding Letters of Credit, and the Borrowers hereby irrevocably authorizes Lender, in its discretion, on the Borrowers’ behalf and in the Administrative Borrower’s name, to open such an account and to receive and maintain deposits therein, in the amounts required to be made by the Borrowers. Lender will invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Lender and the Administrative Borrower mutually agree and the net return on such investments shall be credited to such account and constitute additional cash collateral. The Borrowers may not withdraw amounts credited to any such account except upon payment and performance in full of all Obligations and termination of this Agreement.

(f) If an Event of Default occurs and continues or exists, and whether or not the Lender shall have accelerated the maturity of Loans pursuant to any of the foregoing provisions of this Section 8.02, the Lender, if owed any amount with respect to the Notes, may proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or the Notes, including as permitted by applicable Law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Lender.
(g) If an Event of Default occurs and continues or exists, the Lender may exercise each and every right and remedy granted to the Lender under the Loan Documents and under any applicable Law.
8.03 Set-Off. If the unpaid principal amount of the Notes, interest accrued on the unpaid principal amount or other amount owing by the Borrowers under this Agreement or the other Loan Documents shall have become due and payable (at maturity, by acceleration or otherwise), the Lender, any Lender Affiliate and the holder of any participation in any Loan will each have the right, in addition to all other rights and remedies available to it, without notice to the Borrowers (or any of them), to set-off against and to appropriate and apply to such due and payable amounts any debt owing to, and any other funds held in any manner for the account of, the Borrowers (or any of them) by the Lender, by the Lender Affiliate or by such holder, including, without limitation, all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or in the future maintained by a Borrower with the Lender, the Lender Affiliate or such holder. The Borrowers consent to and confirm the foregoing arrangements and confirms the rights of lender’s lien and set-off described in this Section 8.03. Nothing in this Agreement will be deemed a waiver or prohibition of or restriction on the Lender’s rights, the Lender Affiliates’ rights or any such holder’s rights of lender’s lien or set-off.
8.04 Payments Set Aside. To the extent that the Borrowers make a payment to the Lender, or the Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any bankruptcy or insolvency proceeding or otherwise, then to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

ARTICLE IX
JOINT AND SEVERAL LIABILITY
9.01 Joint and Several Liability. (a) It is the intention of the Borrowers and the Lender that all of the Obligations shall be the joint and several obligations of all of the Borrowers without preferences or distinction among them. Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with each other Borrower, with respect to the payment and performance of all of the Obligations. If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of such Obligations in accordance with the terms thereof, then in each such event each other Borrower will make such payment with respect to, or perform, such Obligations.
(b) The obligations and liabilities of each Borrower under this Section 9.01 shall be absolute and unconditional, and joint and several, irrespective of the genuineness, validity, priority, regularity or enforceability of this Agreement or any of the other Loan Documents or any other circumstance which might otherwise constitute a legal or equitable discharge of such obligations and liabilities. Each Borrower expressly agrees that the Lender may, in its sole and absolute discretion, without notice to or further assent of such Borrower and without in any way releasing, affecting or in any way impairing the joint and several obligations and liabilities of such Borrower under this Section 9.01: (i) waive compliance with, or any defaults under, or grant any other indulgences under or with respect to any of the Loan Documents; (ii) modify, amend, change or terminate any provisions of any of the Loan Documents in accordance with the provisions of this Agreement including, without limitation, the agreements of necessary parties; (iii) grant extensions or renewals of or with respect to the Revolving Credit Loans or any of the Loan Documents; (iv) effect any release, subordination, compromise or settlement in connection with this Agreement or any of the other Loan Documents; (v) agree to the substitution, exchange, release or other disposition of the Collateral or any part thereof or any other collateral for the Loans or to the subordination of any lien or security interest therein; (vi) make advances for the purpose of performing any term, provision or covenant contained in this Agreement or any of the Loan Documents with respect to which the Borrowers shall then be in default; (vii) make future advances pursuant to this Agreement or any of the other Loan Documents; (viii) assign, pledge, hypothecate or otherwise transfer the Obligations, any of the Loan Documents or any interest therein, all as and to the extent permitted by the provisions of this Agreement; (ix) deal in all respects with the other Borrowers; (x) effect any release, compromise or settlement with any of the other Borrowers; and (xi) provide debtor-in-possession financing or allow use of cash collateral in proceedings under the Bankruptcy Code, it being expressly agreed by all of the Borrowers that any such financing and/or use would be part of the Obligations.

(c) The obligations and liabilities of each Borrower under this Section 9.01 shall be primary, direct and immediate, shall not be subject to any counterclaim, recoupment, set off, reduction or defense based upon any claim that a Borrower may have against any one or more of the other Borrowers or the Lender and shall not be conditional or contingent upon pursuit or enforcement by the Lender of any remedies it may have against the Borrowers with respect to this Agreement or any of the other Loan Documents, whether pursuant to the terms thereof or by operation of law. Without limiting the generality of the foregoing, the Lender shall not be required to make any demand upon any of the Borrowers, or to sell the Collateral or otherwise pursue, enforce or exhaust its or their remedies against the Borrowers, the Collateral either before, concurrently with or after pursuing or enforcing its rights and remedies against any Borrower. Any one or more successive or concurrent actions or proceedings may be brought against each Borrower, either in the same action, if any, brought against any one or more of the Borrowers or in separate actions or proceedings, as often as the Lender may deem expedient or advisable. Without limiting the foregoing, it is specifically understood that any modification, limitation or discharge of any of the liabilities or obligations of any one or more of the Borrowers, or any obligor under any of the Loan Documents, arising out of, or by virtue of, any Insolvency Proceeding initiated by or against any one or more of the Borrowers shall not modify, limit, lessen, reduce, impair, discharge, or otherwise affect the liability of each of the other Borrowers under this Section 9.01 in any manner whatsoever, and this Section 9.01 shall remain and continue in full force and effect. It is the intent and purpose of this Section 9.01 that each Borrower shall and does hereby waive all rights and benefits which might accrue by reason of any such proceeding, and the Borrowers agree that they shall be liable for the full amount of the obligations and liabilities under this Section 9.01, regardless of, and irrespective to, any modification, limitation or discharge of the liability of any one or more of the Borrowers, any guarantor or any obligor under any of the Loan Documents, that may result from any such proceedings. Except as otherwise expressly provided for herein, the joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or the Lender. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Lender upon the insolvency, bankruptcy or reorganization of any of the Borrowers or any guarantors, or otherwise, the provisions of this Section 9.01 will forthwith be reinstated in effect, as though such payment had not been made.
(d) Each Borrower as a guarantor under this Article IX hereby unconditionally, jointly and severally, irrevocably and expressly waives (i) presentment and demand for payment of the Obligations and protest of non-payment; (ii) notice of acceptance of the joint and several liability of the Borrowers under this Section 9.01 and of presentment, demand and protest thereof; (iii) notice of the occurrence of any Event of Default and notice of all indulgences; (iv) notice of any increase in the amount of any portion of or all of the Obligations; (v) demand for observance, performance or enforcement of any of the terms or provisions of this Agreement or any of the other Loan Documents; (vi) all errors and omissions in connection with the Lender’s administration of the Obligations, except errors and omissions resulting from acts of bad faith; (vii) any right or claim of right to cause a marshaling of the assets of any one or more of the other Borrowers; and (viii) any act or omission of the Lender which changes the scope of the risk of the Borrowers.

(e) Each Borrower is accepting joint and several liability hereunder in consideration of the financial accommodations to be provided by the Lender under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of each Borrower to accept joint and several liability for the obligations of each Borrower. The Borrowers represent and warrant to the Lender that each of them will derive benefits, directly and indirectly, from the financial accommodations to be provided by the Lender under this Agreement (both in their separate capacity and as a member of the integrated group to which each of the Borrowers is a part, the continued successful operation of which is dependent, in part, upon performance of the functions of the integrated group as a whole), because, among other reasons, (i) the terms of the consolidated financing provided under this Agreement are more favorable than would otherwise be obtainable by the Borrowers individually, and (ii) the Borrowers’ additional administrative and other costs and reduced flexibility associated with individual financing arrangements which would otherwise be required if obtainable would substantially reduce the value to the Borrowers of the financing. The Borrowers in the discretion of their respective management are to agree among themselves as to the allocation of the benefits of the proceeds of the Loans, and the purposes for which such benefits and proceeds will be used so long as any such allocations or purpose is not in violation of this Agreement.
(f) Without implying any limitation on the joint and several nature of the Obligations, the Lender agrees that, subject to the limitations set forth in Sections 2.03 and 7.04 of this Agreement, the Borrowers may create reasonable intercompany Indebtedness between or among the Borrowers with respect to the allocation of the benefits and proceeds of the Loans made under this Agreement. The Borrowers agree among themselves, and the Lender consents to that agreement, that each Borrower shall have rights of contribution from all of the other Borrowers to the extent such Borrower incurs Obligations in excess of the proceeds of the Loans received by, or allocated to purposes for the direct benefit of, such Borrower. All such indebtedness and rights shall be, and are hereby agreed by the Borrowers to be, subordinate in priority and payment to the indefeasible repayment in full of the Obligations, and, unless the Lender agrees in writing otherwise, shall not be exercised or repaid in whole or in part until all of the Obligations have been satisfied. The Borrowers agree that all of such intercompany indebtedness and rights of contribution are part of the Collateral and secure the Obligations. Each Borrower hereby waives all rights of counterclaim, recoupment and offset between or among themselves arising on account of that indebtedness and otherwise. Each Borrower shall not evidence the intercompany indebtedness or rights of contribution by note or other instrument unless the same are assigned to the Lender, and shall not secure such indebtedness or rights of contribution with any Lien or security, even though any such Lien and security shall be part of the Collateral, unless the same are assigned to the Lender.
ARTICLE X
MISCELLANEOUS
10.01 Holidays. Except as otherwise provided in this Agreement, whenever any payment or action to be made or taken under this Agreement or under any of the other Loan Documents is stated to be due on a day which is not a Business Day, such payment or action will be made or taken on the next following Business Day and such extension of time will be included in computing interest or fees, if any, in connection with such payment or action.

10.02 Records. The unpaid principal amount of the Notes, the unpaid interest accrued thereon, the interest rate or rates applicable to such unpaid principal amount and the duration of such applicability shall at all times be ascertained from the records of the Lender, which shall be conclusive absent manifest error.
10.03 Amendments and Waivers. The Lender and the Borrowers may from time to time enter into agreements amending, modifying or supplementing this Agreement or any other Loan Document or changing the rights of the Lender or of the Borrower under this Agreement or under any other Loan Document and the Lender may from time to time grant waivers or consents to a departure from the due performance of the obligations of the Borrowers under this Agreement, under the Notes or under any other Loan Document. Any such agreement, waiver or consent must be in writing and will be effective only to the extent specifically set forth in such writing. In the case of any such waiver or consent relating to any provision of this Agreement, any Event of Default or Potential Default so waived or consented to will be deemed to be cured and not continuing, but no such waiver or consent will extend to any other or subsequent Event of Default or Potential Default or impair any right consequent to any other or subsequent Event of Default or Potential Default.
10.04 No Implied Waiver; Cumulative Remedies. No course of dealing and no delay or failure of the Lender in exercising any right, power or privilege under this Agreement or any other Loan Document will affect any other or future exercise of any such right, power or privilege or exercise of any other right, power or privilege, except as and to the extent that the assertion of any such right, power or privilege shall be barred by an applicable statute of limitations; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise of such right, power or privilege or of any other right, power or privilege. The rights and remedies of the Lender under this Agreement or any other Loan Document are cumulative and not exclusive of any rights or remedies which the Lender would otherwise have.
10.05 Notices. All notices, requests, demands, directions and other communications (collectively “Notices”) under the provisions of this Agreement must be in writing (including telecopied communication) unless otherwise expressly permitted under this Agreement and must be sent by first-class or first-class express mail, private overnight or next Business Day courier or by telecopy with confirmation in writing mailed first class, in all cases with charges prepaid, and any such properly given Notice will be effective when received. All notices will be sent to the applicable party at the addresses stated below or in accordance with the last unrevoked written direction from such party to the other parties.

If to the Borrowers:	Ultralife Corporation 2000 Technology Parkway Newark, NY 14513 Attention: General Counsel Telephone: (315) 359-6609

with a copy to:	Harter Secrest & Emery LLP 1600 Bausch & Lomb Place Rochester, NY 14604-2711 Attention: Jeffrey H. Bowen, Esq. Telephone: (585) 231-1149 Telecopy: (585) 232-2152

If to the Lender	RBS Business Capital,
a division of RBS Asset Finance, Inc.
525 William Penn Place
Mailstop 153-2470
Pittsburgh, PA 15219
Attention: Paul Rebholz, Vice President
Telephone: (412) 867-4216
Telecopy: (412) 867-4744

with a copy to:	Hiscock & Barclay, LLP 1701 Genesee Street Utica, NY 13501 Attention: Francis X. Matt, III, Esq. Telephone: (315) 624-7360 Telecopy: (315) 624-7359
10.06 Expenses; Taxes; Attorneys’ Fees. The Borrowers agree to pay or cause to be paid and to save the Lender harmless against liability for the payment of all reasonable out-of-pocket expenses, including, but not limited to, fees and expenses of counsel and paralegals for the Lender, incurred by the Lender from time to time (i) arising in connection with the preparation, execution, delivery and performance of this Agreement and the other Loan Documents; (ii) relating to any requested amendments, waivers or consents to this Agreement, the Notes or any of the other Loan Documents; (iii) arising in connection with the Lender’s enforcement or preservation of rights under this Agreement or any of the other Loan Documents, including, but not limited, to such expenses as may be incurred by the Lender in the collection of the outstanding principal amount of the Lender; and (iv) arising in connection with any case under the Bankruptcy Code filed by or against the Borrowers (or any of them). The Borrowers agree to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or in the future determined by the Lender to be payable in connection with this Agreement or any other Loan Document. The Borrowers agree to save the Lender harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions. In the event of termination adverse to the Borrowers of any action at law or suit in equity in relation to this Agreement or the other Loan Documents, the Borrowers will pay, in addition to all other sums which the Borrowers may be required to pay, a reasonable sum for attorneys’ and paralegals’ fees incurred by the Lender or the holder of the Notes in connection with such action or suit. All payments due from the Borrowers under this Section 10.06 will be added to and become part of the Loans until paid in full.

10.07 Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement is held invalid or unenforceable in whole or in part in any jurisdiction, the provision will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability of the provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.
10.08 LIMITATION OF LIABILITY. NEITHER THE LENDER NOR ANY OF THE LENDER AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, AGENTS, CONTRACTORS, SERVANTS, EMPLOYEES, LICENSEES, SUCCESSORS AND ASSIGNS SHALL HAVE ANY LIABILITY WITH RESPECT TO, AND THE BORROWERS HEREBY WAIVE, RELEASE AND AGREE NOT TO SUE ANY OF THEM UPON, ANY CLAIM FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES SUFFERED OR INCURRED BY THE BORROWERS IN CONNECTION WITH, ARISING OUT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS EXCEPT TO THE EXTENT ARISING FROM THE GROSS NEGLIGENCE, BAD FAITH, FRAUD OR CRIMINAL OR WILLFUL MISCONDUCT OF THE LENDER.
10.09 Governing Law; Consent to Jurisdiction. This Agreement will be deemed to be a contract under the laws of the State of New York and for all purposes will be governed by and construed and enforced in accordance with the laws of said State. The Borrowers consent to the exclusive jurisdiction and venue of the federal and state courts located in Erie County, New York, in any action on, relating to or mentioning this Agreement, the other Loan Documents, or any one or more of them.
10.10 Prior Understandings. This Agreement and the other Loan Documents supersede all prior understandings and agreements, whether written or oral, among the parties relating to the transactions provided for in this Agreement and the other Loan Documents.
10.11 Duration; Survival. All representations and warranties of the Borrowers contained in this Agreement or made in connection with this Agreement or any of the other Loan Documents shall survive the making of and will not be waived by the execution and delivery of this Agreement and the other Loan Documents, by any investigation by the Lender, or the making of any Loan. Notwithstanding termination of this Agreement or an Event of Default, all covenants and agreements of the Borrowers will continue in full force and effect from and after the date of this Agreement so long as the Borrowers may borrow under this Agreement and until payment in full of the Notes, interest thereon, and all fees and other obligations of the Borrowers under this Agreement and the Notes. Without limitation, it is understood that all obligations of the Borrowers to make payments to or indemnify the Lender will survive the payment in full of the Notes and of all other obligations of the Borrowers under this Agreement and the other Loan Documents.

10.12 Term of Agreement. This Agreement will terminate when all indebtedness of the Borrower to Lender, including, without limitation, the Loans and interest on the Loans is paid in full, and the Borrowers have no right to borrow under this Agreement and the Lender has no obligation to make Loans under this Agreement.
10.13 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties to this Agreement on separate counterparts each of which, when so executed, will be deemed an original, but all such counterparts will constitute but one and the same instrument.
10.14 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Lender, the Borrowers and their respective successors and assigns, except that none of the Borrowers may assign or transfer any of its rights under this Agreement without the prior written consent of the Lender.
10.15 No Third-Party Beneficiaries. The rights and benefits of this Agreement and the other Loan Documents are not intended to, and shall not, inure to the benefit of any third party.
10.16 Participation. The Lender may from time to time sell, assign or grant one or more participations in all or any part of the Loans made by the Lender or which may be made by the Lender, or its right, title and interest in the Loans or in or to this Agreement, to another lending officer, lender or financial institution. Except to the extent otherwise required by the context of this Agreement, the word “Lender” where used in this Agreement means and includes any holder of a Note originally issued to the Lender and each such holder of a Note will be bound by and have the benefits of this Agreement, the same as if such holder had been a signatory to this Agreement. In connection with any such sale, assignment or grant of participation, the Lender may make available to any prospective purchaser, assignee or participant any information relative to the Borrowers in the Lender’s possession.
10.17 Patriot Act Notice. The Lender hereby notifies the Borrowers that, pursuant to the requirements of the Patriot Act, the Lender is required to obtain, verify and record information that identifies the Borrowers and each of the Guarantors, which information includes the name and address of the Borrowers and each of the Guarantors in accordance with the Patriot Act. The Administrative Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Lender in order to assist the Lender in maintaining compliance with the Patriot Act.
10.18 Exhibits. All exhibits and schedules attached to this Agreement are incorporated and made a part of this Agreement.
10.19 WAIVER OF TRIAL BY JURY. EACH OF THE BORROWERS AND THE LENDER EXPRESSLY, KNOWINGLY AND VOLUNTARILY WAIVE ALL BENEFIT AND ADVANTAGE OF ANY RIGHT TO A TRIAL BY JURY, AND NEITHER THE BORROWERS NOR THE LENDER WILL AT ANY TIME INSIST UPON, OR PLEAD OR IN ANY MANNER WHATSOEVER CLAIM OR TAKE THE BENEFIT OR ADVANTAGE OF A TRIAL BY JURY IN ANY ACTION ARISING IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.

IN WITNESS WHEREOF, and intending to be legally bound, the parties, by their duly authorized officers, have executed and delivered this Agreement as of the date set forth at the beginning of this Agreement.

ATTEST:	ULTRALIFE CORPORATION

/s/ Peter F. Comerford Secretary	By:	/s/ Philip A. Fain Philip A. Fain, Chief Financial Officer

[CORPORATE SEAL]

ATTEST:	McDOWELL RESEARCH CO., INC.

/s/ Peter F. Comerford Secretary	By:	/s/ Philip A. Fain Philip A. Fain, Treasurer

[CORPORATE SEAL]

ATTEST:	REDBLACK COMMUNICATIONS, INC.

/s/ Peter F. Comerford Secretary	By:	/s/ Philip A. Fain Philip A. Fain, Treasurer

[CORPORATE SEAL]

ATTEST:	STATIONARY POWER SERVICES, INC.

/s/ Peter F. Comerford Secretary	By:	/s/ Philip A. Fain Philip A. Fain, President

[CORPORATE SEAL]
RBS BUSINESS CAPITAL, a division of RBS Asset Finance, Inc.

	By:	/s/ Ronald L. Tassone Ronald L. Tassone
Senior Vice President